EXHIBIT 10.1

MEMBRANE MANUFACTURE AND SUPPLY TRANSITION AGREEMENT

This Membrane Manufacture and Supply Transition Agreement (this “Agreement”) is entered into effective as of November 22, 2013 (the “Effective Date”), between EMD Millipore Corporation (“EMD Millipore”), a Massachusetts corporation, with its principal place of business at 290 Concord Road, Billerica, MA 01821, and Entegris, Inc. (“Entegris”), a Delaware corporation, with its principal place of business at 129 Concord Road, Billerica, MA 01821.

RECITALS

1.    The Parties entered into a Fourth Amended and Restated Membrane Manufacture and Supply Agreement, dated as of January 13, 2011, (the “Fourth Agreement”) which, among other things, provided for the continued manufacture of certain ultrahigh molecular weight polyethylene membranes at the Premises that are located in a portion of EMD Millipore’s Building “C” located at 80 Ashby Road, Bedford, MA by Entegris for use and incorporation into Entegris products and for the continued supply of such membranes for use and incorporation into products of EMD Millipore.

2.    The Fourth Agreement addressed Entegris’ preliminary plans to move its operations out of EMD Millipore’s facility in an orderly manner. Since the date of the Fourth Agreement: (i) Entegris has purchased and commenced renovation and facilitization of the Crosby Drive Plant; (ii) a significant increase in the demand for such membranes has occurred and, related thereto, severe capacity constraints have been encountered in the manufacturing process for such membranes as conducted on the Premises, all of which require the Parties to adjust the transition arrangements included in the Fourth Agreement and to add enhanced provisions to effect a smooth transition of the manufacture and supply of such membranes without disruption to the business relationship between them.

3.    Accordingly, the Parties wish to cancel and replace the Fourth Agreement as of the Effective Date of this Agreement in order to implement revised provisions relating to: (i) the occupancy of the Premises and the use of the Equipment by Entegris to manufacture Flat Sheet UPE Membrane for incorporation into Entegris Products and for the supply to EMD Millipore of EMD Millipore Flat Sheet UPE Membrane for incorporation into EMD Millipore products until the Manufacturing Transfer is complete; (ii) the qualification of Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant to be EMD Millipore Flat Sheet UPE Membrane for supply to EMD Millipore and the subsequent transfer of the manufacturing of Flat Sheet UPE Membrane from the Premises to the Crosby Drive Plant; and (iii) the closure of the manufacturing of Flat Sheet UPE Membrane at the Premises and the vacating of the Premises by Entegris in accordance with the Terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the parties hereto agree as follows:

1.    Definitions
The following terms shall have the meanings assigned to them below whenever they are used in this Agreement or any Exhibit or Attachment hereto. Terms defined elsewhere in this Agreement shall have the meaning ascribed thereto at the location of their definition. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.
1.1.     “Ashby Rd. Plant” means the manufacturing facility owned by EMD Millipore located at 80 Ashby Road, Bedford, MA in which the Premises are located.
1.2.    “Crosby Drive Plant” means the manufacturing facility owned and being renovated and facilitized by Entegris located at 9 Crosby Drive, Bedford, MA.

1.3.    “Crosby Membrane” is defined in Section 6.3 below.
1.4.     “EMD Millipore Equipment” means the Equipment located on the Premises and listed on Attachment 1 hereto which is currently used to manufacture Flat Sheet UPE Membrane, all right title and interest to which is solely owned by EMD Millipore.
1.5.    “EMD Millipore Field of Use” means: (i) the Biopharm Industry including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics medical devices, diagnostic products and clinical analytical products; (ii) the Lab & Life Science Research Industry including government, university and private research and testing analytical laboratories for proteomic, genomic, microbiological and similar research and analysis as well as for environmental research and analysis; and (iii) the Food & Beverage Industry including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies.
1.6.    “EMD Millipore Flat Sheet UPE Membranes” means those five types of Flat Sheet UPE Membranes listed on Exhibit A under the heading “1. EMD Millipore Flat Sheet UPE Membranes” (whether manufactured at the Ashby Rd. Plant or the Crosby Drive Plant) to be sold to EMD Millipore pursuant to Section 5 below.
1.7.    “Entegris Equipment” means the Equipment located on the Premises listed on Attachment 2 hereto which is currently used by Entegris to manufacture Flat Sheet UPE Membrane, all right title and interest to which is solely owned by Entegris.
1.8.    “Equipment” means the EMD Millipore Equipment and the Entegris Equipment, collectively.
1.9.    “Flat Sheet UPE Membranes” means the microporous membranes produced from an ultrahigh molecular weight polyethylene material by a melt cast process in rollstock form of typically less than 300 microns in sheet thickness listed on Exhibit A to this Agreement including those designated on Exhibit A as “EMD Millipore Flat Sheet UPE Membranes” and “Entegris Flat Sheet UPE Membranes” all as heretofore produced at the Premises pursuant to the Fourth Agreement immediately prior to the Effective Date and as may be developed or refined thereafter.
1.10.    “Fourth Agreement” is defined in Recital 1 above.
1.11.    “Lease Terms” means the terms upon which the Premises are leased to Entegris as provided in Section 2 hereof and as set forth in Exhibit B to this Agreement.
1.12.    “Machines” is defined in Section 4.5 hereof.
1.13.    “Machine Hourly Rates” is defined in Section 4.5 hereof.
1.14.    “Manufacturing Transfer” is defined in Section 6.1 hereof.
1.15.    “Parties” means Entegris and EMD Millipore, collectively; “Party” means either Entegris or EMD Millipore as the context requires.
1.16.    “Premises” means those portions of Buildings C, D and F of the Ashby Rd. Plant leased to Entegris pursuant to Section 2 below and on Exhibit B hereto.
1.17.    “Releases” shall mean any purchase orders or other documents of purchase that EMD Millipore may place with Entegris for EMD Millipore Flat Sheet UPE Membranes pursuant to Section 5 hereof.
1.18.    “Rent” is defined in Exhibit B hereto.
1.19.    “Specifications” shall mean the test specifications to which EMD Millipore Flat Sheet UPE Membrane shall conform as heretofore used by the Parties and as set forth in a document entitled “Entegris Test Specification #0008393TS”, plus the applicable EMD Millipore Purchase Specifications, excluding provisions regarding visual quality. Entegris Test Specification #0008393TS shall provide the acceptance criteria for visual quality. “Specifications” shall also refer, where applicable, to the Specifications for membranes manufactured at the Crosby Drive Plant, which are functionally equivalent to the products designated as “EMD Millipore Flat Sheet UPE Membranes” as set forth on Exhibit A but will have different product numbers and other attributes appropriately adjusted for dimensional and other differences between membranes produced at the Ashby Rd. Plant and those produced at the Crosby Drive Plant. Entegris Test Specification #0008393TS will be modified by mutual agreement of the Parties so as to apply to the functional equivalent of EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant.
1.20.    “Supplement” means the schedule of supplemental terms and conditions specifying detailed provisions to implement the contractual commitments set forth in this Agreement relating to membrane manufacturing operations and membrane manufacturing process improvements which is attached as Exhibit C hereto.
1.21.    The term “Target” when used to modify a date or a numerical quantity means (i) a date by which the Parties reasonably anticipate that the indicated activity can be completed through the use of commercially reasonable efforts and (ii) a quantity which the Parties reasonably anticipate can be achieved through the use of commercially reasonable efforts; provided that no Target date or Target quantity specified in this Agreement shall constitute a binding commitment.
1.22.    “Term” means the effective period of this Agreement commencing on the Effective Date and ending on June 30, 2015, or until this Agreement is earlier terminated or extended in accordance with Section 8 below. The Term is sub-divided into two periods - the “Initial Period” which means the period from the Effective Date through the date on which Entegris delivers to EMD Millipore an aggregate of 1,500,000 linear feet of EMD Millipore Flat Sheet UPE Membrane meeting the Specifications which has been accepted by EMD Millipore, calculated on a cumulative basis to include all deliveries from January 1, 2013 through the Effective Date together with all such EMD Millipore Flat Sheet UPE Membrane delivered after the Effective Date; and the “Second Period” which means the period from the end of the Initial Term through the end of the Term.

2.    Lease of the Premises
In order to enable Entegris to continue to manufacture Flat Sheet UPE Membranes in the Premises upon the terms specified in Exhibit B hereto, and to operate the same processes as used to manufacture Flat Sheet UPE Membranes prior to the Effective Date both (i) for its own use and incorporation into Entegris products for sale to its customers and (ii) for supply to EMD Millipore of EMD Millipore Flat Sheet UPE Membrane as provided in this Agreement, EMD Millipore and Entegris agree to the arrangements regarding Entegris’ lease of the Premises in accordance with the Lease Terms set forth in Exhibit B hereto for the duration of the Term of this Agreement.
2.1.    Rent for Occupancy of the Premises. Commencing on the Effective Date and continuing through the Initial Period, Rent for occupancy and use of the Premises shall be as set forth in Exhibit B hereto. During the Second Period the Rent for occupancy and use of the Premises is subject to reduction in certain circumstances in accordance with Exhibit B hereto.
2.2.    Access to the Premises and Other Facilities. Throughout the Term EMD Millipore shall provide Entegris with full access to the Premises in accordance with the Lease Terms. At any time during the Term, upon reasonable advance notice by a Party, such Party’s authorized representatives shall be provided access to the facilities of the other Party to audit or verify conformity with applicable laws and regulations and mutually agreed to quality standards. During the Term of this Agreement, EMD Millipore’s authorized representatives shall be provided access to the Premises for the purpose of auditing or troubleshooting (to be coordinated with Entegris) of technical problems with Flat Sheet UPE Membranes or their manufacture. Also, EMD Millipore and Entegris customers (subject to appropriate confidentiality obligations and on reasonable advance notice, and for the purposes indicated above) shall be provided reasonable access, respectively, to the Premises (during the Term) and to the Crosby Drive Plant during the qualification process specified in Section 6.3 below and to any areas of the Ashby Rd. Plant where the EMD Millipore Equipment is located and used.

3.    Ownership and Use of the Equipment
3.1.    Ownership. For purposes of clarification, the parties acknowledge and agree that:

3.1.1.
EMD Millipore Equipment. All right, title and interest in and to any equipment other than the Entegris Equipment used in the manufacture of Flat Sheet UPE Membranes, including the EMD Millipore Equipment listed on Attachment 1 hereto, currently used in such manufacture is solely owned by EMD Millipore.

3.1.2.
Entegris Equipment. All right, title and interest in and to the major equipment listed on Attachment 2 hereto which is currently used in the manufacture of Flat Sheet UPE Membranes, and which is currently located in the Premises, is solely owned by Entegris.

3.2.    Support for Use of the Equipment; Rates. At all times during the Term, EMD Millipore shall provide Entegris with access to and use of the EMD Millipore Equipment, each as necessary for use in the manufacture of Flat Sheet UPE Membranes and will provide a reasonable level of operational assistance and general technical support and assistance in resolving technical problems in Flat Sheet UPE Membrane manufacture all in accordance with the Supplement. EMD Millipore shall be responsible for maintaining the EMD Millipore Equipment in its current operational capability, and Entegris shall be responsible for maintaining the Entegris Equipment in its current operational capability and condition, in each case as specified in the Supplement, unless the parties agree in writing during the Term to alter such maintenance responsibilities. To the extent EMD Millipore provides extraordinary services to Entegris for supervisory, operational assistance or technical support during the period from the Effective Date through the Initial Period, such services will be charged in accordance with the rate structure described in the Supplement. In the event that Entegris grants EMD Millipore the option with respect to surplus Entegris Equipment pursuant to Section 7.3 below or that EMD Millipore grants Entegris the option with respect to surplus EMD Millipore Equipment pursuant to Section 7.4 below, the support provided for by Subsections 7.3.1 and 7.4.1 shall be provided by the selling Party in the manner and at the rates provided in the Supplement.

4.    Manufacture of Membranes
4.1.    Membrane Manufacturing Operations. EMD Millipore and Entegris agree that manufacturing operations for Flat Sheet UPE Membrane during the Term shall be carried out in accordance with this Section 4 and with the Supplement.

4.2.    Maintenance of Existing Capacity, etc. EMD Millipore and Entegris agree that during the Term they shall maintain the capacity of the VMF-4 line and the Film 1 Annealing line, in the case of EMD Millipore, and all relevant process steps, in the case of Entegris, at least at the level in effect on the Effective Date as specified in the Supplement and shall take no action, other than as may be required by applicable regulatory requirements, to reduce such capacity. At all times during the Term, Entegris agrees to generally schedule operations in alignment with EMD Millipore’s plan for shutdown periods and holidays. However, it is acknowledged and agreed that there will be times of high demand during the Term where Entegris will be required to run the Entegris Equipment during these shutdown periods. In such cases, EMD Millipore and Entegris will mutually agree on a plan allowing for high utilization of the Entegris Equipment.

4.3.    Capacity Improvements. In addition to the commitments set forth in Section 4.2 above and in order to alleviate the capacity constraints referred to in Recital 2 above, EMD Millipore and Entegris agree to implement mutually agreeable manufacturing process improvements for Flat Sheet UPE Membranes. Entegris has proposed specific process changes to the operating methods for the Film 1 Annealing Line to increase the speed of the throughput of Flat Sheet UPE Membrane; EMD Millipore agrees to use its commercially reasonable efforts to complete the qualification of Flat Sheet UPE Membrane generated by this changed process by the Target date of March 31, 2014. In addition EMD Millipore agrees to use its commercially reasonable efforts to discontinue the processing of other membrane currently processed on the Film 1 Annealing Line by the Target date of March 31, 2014 and to devote the Film 1 capacity created thereby to Entegris for the manufacture of Flat Sheet UPE Membranes in accordance with the Supplement. For its part, Entegris agrees to use its commercially reasonable efforts to maintain and improve utilization of the NZE extraction processes used to produce EMD Millipore Flat Sheet UPE Membranes, and to ensure that additional Film 1 Annealing Line capacity created pursuant to this Section is fairly allocated between the manufacture of Entegris Flat Sheet UPE Membranes and EMD Millipore Flat Sheet UPE Membranes as those terms are used on Exhibit A hereto.

4.4.    Joint Know-How. In the event that any know-how results from or is developed in the course of the manufacture of Flat Sheet UPE Membranes in the Premises during the Term (including the use of EMD Millipore Equipment in such manufacture), whether by employees of EMD Millipore, employees of Entegris or jointly, such know-how shall be jointly owned by Entegris and EMD Millipore. During the Term, EMD Millipore shall have rights to use such know-how in the EMD Millipore Field of Use, and Entegris shall have rights to use such know-how in all fields other than the EMD Millipore Field of Use and shall have the rights to use such know-how to manufacture and supply EMD Millipore Flat Sheet UPE Membrane to EMD Millipore hereunder. After the Term, such know-how shall continue to be owned jointly without restriction.

4.5.    Machine Hourly Rates. The hourly rates (“Machine Hourly Rates”) for use by Entegris of EMD Millipore’s VMF4 Line, Film 1 Annealing Line and Mix Room equipment (the “Machines”), and the invoicing thereof, shall be as set forth in this Section 4.5. Machine usage (including production and research and development usage) shall be calculated in accordance with the Supplement. Commencing on the Effective Date, the Machine Hourly Rates calculated as provided in the Supplement shall be applicable from the Effective Date through the Initial Period; provided, however, that commencing with the start of the Second Period the Machine Hourly Rates for the Machines shall be reduced as set forth in the Supplement. Machine Hourly Rates to Entegris are independent of EMD Millipore production volumes on the Machines. EMD Millipore shall be entitled to invoice Entegris monthly for Machine usage following the end of each month. The Machine Hourly Rates used for the first two months of each calendar quarter shall be the average Machine Hourly Rates that would apply for the budgeted use of each Machine for such quarter, as calculated by EMD Millipore based on the then most recent projections provided by Entegris pursuant to Subsection 5.4.2 hereof. The invoice for the third month of each calendar quarter shall be adjusted to effect a “true up” to actual Machine usage by invoicing for the net difference between the Machine Hourly Rate applicable to the actual hourly usage of the Machine in question for the entire quarter multiplied times the actual hours of usage of such Machine for the quarter less the amounts invoiced for usage of such Machine for the first two months of the quarter. This “true up” is so that Entegris effectively pays for all of a quarter’s hours at the Machine Hourly Rates appropriate for those total hours.

4.6.    Impact of Capital Investment on Prices. Entegris shall be responsible for funding required capital improvements to the Entegris Equipment for production of Flat Sheet UPE Membranes. EMD Millipore shall be responsible for funding required capital improvements to the EMD Millipore Equipment for production of Flat Sheet UPE Membranes. To the extent that capital improvements are required for the EMD Millipore Equipment used in the production of Flat Sheet UPE Membranes designated on Exhibit A as Entegris Treated Flat Sheet UPE Membranes, responsibility for funding that capital improvement shall be mutually agreed upon in accordance with Section 1.7 of the Supplement. If one party funds the purchase of additional equipment for use in manufacture of Flat Sheet UPE Membranes at the Premises, that equipment shall be owned by the funding party. Changes to the Equipment and the related impact on Machine Hourly Rates and other charges under this Section 4 shall be approved, managed and reflected in accordance with the Supplement.

5.    Supply of Membranes
5.1.    Sale of Membrane. During the Term but subject to: (i) EMD Millipore fulfilling its commitment to maintain the capacity of the Film 1 Annealing Line as specified in Section 4.2 above; (ii) and any new or changed restrictions imposed by the applicable air emission permit(s) for the Premises; Entegris agrees to use commercially reasonable efforts to manufacture and sell to EMD Millipore and EMD Millipore agrees to use commercially reasonable efforts to purchase and issue Releases for the following Target quantities of EMD Millipore Flat Sheet UPE Membranes from Entegris during the Term a rolling four-week average

Target quantity of 23,000 linear feet per week or at the rate of a Target quantity of 300,000 linear feet per quarter.

5.2.    Terms of Sale. Unless otherwise agreed by both parties in writing, this Agreement applies to all Releases placed by EMD Millipore with Entegris for EMD Millipore Flat Sheet UPE Membrane during the Term. The terms and conditions of this Agreement shall apply to any Release, whether or not this Agreement or its terms and conditions are expressly referenced in the Release. All EMD Millipore Flat Sheet UPE Membrane shall be tested, inspected and packaged for delivery by Entegris as mutually agreed by the Parties. Except as set forth above, in Section 5.4 hereof and in the Supplement, EMD Millipore shall have no minimum or maximum per order requirements.

5.3.    Priority. Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Release, or in any acknowledgment, invoice or other document issued by Entegris or by EMD Millipore, shall be applicable to a transaction within the scope of this Agreement. Both parties specifically agree that any terms and conditions in any such documents which are in any way inconsistent with this Agreement shall be inapplicable, and the terms of this Agreement shall govern.

5.4.    Forecasts and Releases. EMD Millipore will provide Entegris with a rolling one-year forecast of its demand for EMD Millipore Flat Sheet UPE Membranes hereunder, by calendar quarter (a “One-Year Forecast”), which will be updated on a quarterly basis, at least thirty (30) days prior to the start of each calendar quarter. The first One-Year Forecast shall be delivered to Entegris no later than the thirtieth (30th) day following the Effective Date. The sub-forecast for the first three (3) months within any One-Year Forecast shall be referred to as a “3 Month Forecast”. EMD Millipore must provide Releases for delivery, during the three (3) months covered by any 3 Month Forecast, of EMD Millipore Flat Sheet UPE Membranes in at least those quantities set forth in such 3 Month Forecast. Except for such semi binding nature of the 3 Month Forecasts as described more specifically in Subsection 5.4.2 below, the One-Year Forecasts will be used for planning purposes only and are not binding. Entegris will ship EMD Millipore Flat Sheet UPE Membranes so as to arrive on the delivery date set forth in a Release, provided that the delivery date set forth in such Release is not less than the applicable mutually agreed upon lead times following the date Entegris receives such Release and provided, further that the quantities set forth in such Release, together with those in all other Releases calling for delivery during the same quarter, are not greater than the lesser of the quantities applicable to the period in question as provided in Section 5.1 above or in the applicable 3 Month Forecast. For any Releases calling for quantities that are less than the Target quantity provided in Section 5.1 above but greater than the quantities provided in such 3 Month Forecast, Entegris shall use commercially reasonable efforts to deliver such quantities within ninety (90) days following the date Entegris receives such Release or as soon as practicable thereafter.

5.4.1.
EMD Millipore shall be entitled to reduce the amount specified in a 3 Month Forecast without penalty or other charge if the written change notice is received by Entegris prior to the requested lot of EMD Millipore Flat Sheet UPE Membrane being extruded.

5.4.2
Within ten (10) days after receipt of each One Year Forecast, Entegris will provide a non-binding, good faith projection of its Flat Sheet UPE Membrane manufacturing volume (broken down between EMD Millipore Flat Sheet UPE Membrane, Entegris Flat Sheet UPE Membrane and Entegris Treated Flat Sheet UPE Membrane), by calendar quarter, for the upcoming four calendar quarters. This information will be used by EMD Millipore for budgeting of resources and revenue, and for the determination of budgeted Machine Hourly Rates for purposes of Section 4.5.

5.5.    Membrane Prices. Commencing on the Effective Date the prices for EMD Millipore Flat Sheet UPE Membranes to EMD Millipore produced at the Premises shall be as provided in accordance with Exhibit A hereto. The price for Flat Sheet UPE Membranes produced at the Crosby Drive Plant (other than the rolls for Feasibility Evaluation and Operational Qualification as described in Section 6.3 below) shall be as provided on Exhibit A hereto for the Term. The Parties acknowledge that all EMD Millipore Flat Sheet UPE Membranes will be produced at the Crosby Drive Plant after the Term pursuant to a separate Membrane

Supply Agreement. Delivery terms for all EMD Millipore Flat Sheet UPE Membranes delivered to EMD Millipore hereunder will be FOB 80 Ashby Road, Bedford, MA.

5.5.1.
Payment of Invoices. All amounts payable by either Party to the other pursuant to this Agreement, except for amounts payable as Rent, shall be payable within forty-five (45) days following the later of (i) receipt of EMD Millipore Flat Sheet UPE Membranes ordered hereunder, performance of services or Machine usage, and (ii) receipt of invoice. All payments shall be made in U.S. Dollars. Any late payments shall be subject to interest at a rate of three percent (3%) per annum.

5.6.    Membrane Warranty. Entegris warrants to EMD Millipore that:

(i)	All EMD Millipore Flat Sheet UPE Membranes supplied hereunder shall conform to the Specifications, as such Specifications may be amended by mutual agreement of the Parties;

(ii)
Subject to the tolerances set forth in Entegris Test Specification #0008393TS relating to visual quality, all EMD Millipore Flat Sheet UPE Membranes supplied hereunder shall be free of defects in materials and workmanship; and

(iii)	Entegris will abide by all applicable laws and regulations in manufacturing and supplying EMD Millipore Flat Sheet UPE Membranes pursuant to this Agreement.

5.6.2.
In the event of a breach of the foregoing warranties, the Entegris’ sole obligation to EMD Millipore shall be to replace, if possible through the use of commercially reasonable efforts, any non-conforming EMD Millipore UPE Flat Sheet Membranes; if such replacement is not possible, then Entegris shall refund the purchase price for any non-conforming EMD Millipore UPE Flat Sheet Membranes.

5.6.3.
ENTEGRIS MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FURTHERMORE, ENTEGRIS SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR ANY OTHER INDIRECT DAMAGES RESULTING FROM ECONOMIC LOSS OR PROPERTY DAMAGE SUSTAINED BY EMD MILLIPORE FROM THE USE OF THE EMD MILLIPORE FLAT SHEET UPE MEMBRANES.

5.6.4.
Entegris agrees to indemnify and hold harmless EMD Millipore from and against any claim or legal action by a third party against it (including reasonable attorneys’ fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the above warranties of Entegris.

5.6.5.
Without limiting any other rights or remedies that EMD Millipore may have, if EMD Millipore determines that delivered EMD Millipore Flat Sheet UPE Membranes do not conform to the Specifications for such EMD Millipore Flat Sheet UPE Membranes, then EMD Millipore may reject or withdraw its acceptance thereof and shall notify Entegris in writing of such nonconformity or error within thirty (30) days following receipt of such EMD Millipore Flat Sheet UPE Membranes. EMD Millipore may subject any EMD Millipore Flat Sheet UPE Membrane to internal testing for purposes of determining conformity to Specifications. Entegris shall have fifteen (15) days following receipt of written notice of nonconformity or error to replace nonconforming EMD Millipore Flat Sheet UPE Membranes at the expense of Entegris. If so directed by Entegris, EMD Millipore shall return nonconforming EMD Millipore Flat Sheet UPE Membranes to Entegris’ manufacturing facilities, at Entegris’ expense and using such carrier and such delivery dates and terms as Entegris shall reasonably specify.

5.6.6.
The Parties agree to have their representatives meet at least once every three (3) months (unless otherwise agreed) to review compliance with the manufacturing, specifications, product quality, forecasting and delivery terms set forth in this Agreement, and to agree on any necessary corrective actions or modifications to the Supplement as then in effect.

6.    Transition of Manufacturing.
6.1.    Purpose of Transition. Entegris has heretofore been supplying EMD Millipore with EMD Millipore Flat Sheet UPE Membrane manufactured by Entegris at the Premises in accordance with the Fourth Agreement. The Parties hereby agree that Entegris will transfer its membrane manufacturing operations currently conducted in the Premises to the Crosby Drive Plant in an orderly manner (the “Manufacturing Transfer”) during the Term. It is the intent of the Parties that this Agreement establish the terms and conditions pursuant to which: (i) EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant will be qualified by EMD Millipore; (ii) the supply of EMD Millipore Flat Sheet UPE Membrane will be transferred to the Crosby Drive Plant by Entegris; and (iii) the Premises will thereupon be closed by the Parties in accordance with their respective responsibilities under the Lease Terms. The Parties agree to use commercially reasonable efforts to assure the smooth transition of the manufacturing process for Flat Sheet UPE Membrane to the Crosby Drive Plant, in the case of Entegris and to qualify EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant, in the case of EMD Millipore. Entegris agrees that, pending the completion of the qualification of EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant, it shall use commercially reasonable efforts to continue to supply EMD Millipore with EMD Millipore Flat Sheet UPE Membrane manufactured at the Premises in accordance with the provisions of this Agreement.

6.2.    Timing of Manufacturing Transfer. The Parties acknowledge that Entegris has heretofore given EMD Millipore the “Move Notice” under the Fourth Agreement. Upon completion of the renovation and facilitization of the Crosby Drive Plant and the development of Flat Sheet UPE Membrane manufacturing capability at the Crosby Drive Plant, Entegris agrees to initiate and use commercially reasonable efforts to prosecute the qualification process specified in Section 6.3 below. EMD Millipore agrees to use commercially reasonable efforts to prosecute and complete such qualification process within fifteen (15) months following the last delivery to EMD Millipore of performance qualification samples of Crosby Membrane in accordance with Section 6.3(iii) below. Upon successful completion of such qualification process, Entegris agrees to undertake the supply and EMD Millipore agrees to accept deliveries of EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant in accordance with separate supply arrangements. The Parties agree to thereafter initiate the closure of the Premises in accordance with the Lease Terms. Entegris agrees to use commercially reasonable efforts to complete the Manufacturing Transfer and to have vacated the Premises no later than the end of the Term. Entegris further agrees to consult with EMD Millipore concerning the schedule for and progress of the Manufacturing Transfer and vacation of the Premises. Notwithstanding the foregoing, the operation of the Premises may be extended to a date not later than December 31, 2015, pursuant to mutually agreed upon terms in order to assure adequate capacity to supply Flat Sheet UPE Membrane and/or EMD Millipore Flat Sheet UPE Membrane from a qualified manufacturing operation.

6.3.    Qualification. The Parties recognize that the qualification of the EMD Millipore Flat Sheet UPE Membranes manufactured at the Crosby Drive Plant (“Crosby Membrane”) is a critical precondition to the Manufacturing Transfer, the supply of Crosby Membrane to meet EMD Millipore’s requirements for EMD Millipore Flat Sheet UPE Membrane and the closure of the Premises. EMD Millipore and Entegris agree to work together in good faith to facilitate such qualification in a timely and expeditious manner in accordance with Exhibit D. The parties contemplate that the qualification process shall be comprised of three stages:

(i)
Feasibility Evaluation pursuant to which Entegris will provide four (4) rolls of feasibility sample UPDP type Crosby Membrane and four (4) rolls of feasibility sample UPHP type Crosby Membrane to EMD Millipore free of charge and EMD Millipore will undertake the testing and evaluation of these feasibility samples of Crosby Membrane in accordance with the validation and qualification testing protocols referred to under the heading “1. Feasibility Evaluation Stage” on Exhibit D hereto and will promptly provide Entegris with the test results, data and other technical information yielded by such testing by the Target specified in such section of Exhibit D, or sooner if reasonably possible. In the event that EMD Millipore requires additional quantities of feasibility sample Crosby

Membrane, it shall purchase such additional quantities at the prices as provided in accordance with Exhibit A hereto; EMD Millipore will provide Entegris with regular updates concerning the testing of the feasibility samples and will notify Entegris in writing when the Feasibility Evaluation is complete;

(ii)
Operational Qualification during which Entegris will provide to EMD Millipore operational qualification samples of UPDP type Crosby Membrane and operational qualification samples of UPHP type Crosby Membrane in each of the four Specification range conditions specified under the heading “2. Operational Qualification Stage” on Exhibit D hereto. EMD Millipore will undertake the testing and evaluation of these operational samples of Crosby Membrane in accordance with the validation and qualification testing protocols referred to under the heading “2. Operational Qualification Stage” on Exhibit D hereto and will use commercially reasonable efforts to promptly provide Entegris with the test results, data and other technical information yielded by such testing by the Target date specified in such section of Exhibit D. Up to 32 rolls of operational qualification samples of Crosby Membrane will be provided free of charge. In the event that EMD Millipore requires additional quantities of operational qualification sample Crosby Membrane, it shall purchase such additional quantities at the prices as provided in accordance with Exhibit A hereto; EMD Millipore will provide Entegris with regular updates concerning the testing of the operational qualification samples and will notify Entegris in writing when the Operational Qualification is complete;

(iii)
Performance Qualification during which Entegris will supply and EMD Millipore agrees to purchase performance qualification samples of UPDP type Crosby Membrane and UPHP type Crosby Membrane as specified under the heading “3. Performance Qualification” on Exhibit D for testing and evaluation by EMD Millipore in accordance with the validation and qualification testing protocols referred to under the heading “3. Performance Qualification” on Exhibit D. The purchase price for such performance qualification samples of Crosby Membrane shall be as provided in accordance with Exhibit A hereto. If these tests confirm that these performance samples of Crosby Membrane meet the Specifications, they shall be deemed to be accepted by EMD Millipore as finished EMD Millipore Flat Sheet UPE Membrane; and

(iv)
Notice of Qualification Completion. If EMD Millipore’s tests confirm that the performance qualification samples of Crosby Membrane meet the Specifications, then EMD Millipore will notify Entegris in writing that Performance Qualification is complete in accordance with section 3. Performance Qualification” on Exhibit D. The Parties shall then by mutual agreement establish a schedule for the beginning of commercial supply from the Crosby Drive Plant, and the termination of supply of EMD Millipore Flat Sheet UPE Membranes from the Ashby Rd. Plant .

Entegris agrees that all such Feasibility and Operational and Performance qualification rolls of Crosby Membrane provided to EMD Millipore by Entegris will meet the Specifications as in effect on the Effective Date. The Parties agree that they shall diligently undertake all additional qualification actions referred to on Exhibit D hereto.

6.4.    No Supply Disruption. Notwithstanding the Manufacturing Transfer, Entegris will use commercially reasonable efforts to continue to meet its supply obligations to EMD Millipore under Section 5.1 of this Agreement of any EMD Millipore Flat Sheet UPE Membranes from a manufacturing process qualified by EMD Millipore. It is the expectation of the Parties that, once Flat Sheet UPE Membrane is being manufactured at the Crosby Drive Plant, Entegris will produce EMD Millipore Flat Sheet UPE Membranes from both the Premises and the Crosby Drive Plant, at the prices calculated in accordance with Exhibit A, until the earlier of: (i) completion of the fifteen (15) month qualification process set forth in Section 6.3 above for the Crosby Membrane or (ii) the end of the Term or as may be otherwise agreed by the Parties.

6.5.    No VMF4 Disruption. Notwithstanding the Manufacturing Transfer, EMD Millipore will at all times during the Term continue to meet its obligations to Entegris under this Agreement to provide hydrophilization of Flat Sheet UPE Membranes on its VMF4 Line at the same level as on the Effective Date.

7.	END OF TERM ARRANGEMENTS
7.1.    End of Term Arrangements for the Premises. Unless otherwise agreed by the Parties, Entegris shall vacate the Premises in accordance with the Lease Terms. Entegris will bear all costs of dismantling, packaging, freight, shipping, installation, testing and requalification of all Entegris Equipment to be removed from the Premises.

7.2.    End of Term Arrangements for Entegris Equipment. Entegris shall remove and transport, at its own expense, the Entegris Equipment (subject to the consummation of any sale pursuant to any option to purchase certain items of such Entegris Equipment as specifically set forth in Section 7.3 below) from the Premises to a location of its choice within one-hundred eighty (180) days following the early termination of the Term, but in no event later than the extension date specified in Section 8.1 below. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of the Ashby Rd. Plant from such removal, and shall promptly reimburse EMD Millipore for its reasonable and actual costs of making any necessary repairs to any damage, to the extent caused by Entegris or its agents or representatives in the process of removing the Entegris Equipment from the Premises or any other parts of the Ashby Rd. Plant.

7.3.    End of Term Arrangements for Surplus Entegris Equipment. Following the expiration or earlier termination of the Term, Entegris agrees, in the event that during the Term Entegris determines, in its sole discretion, that the Extrusion Line and/or one NZE Extractor are surplus and are to be disposed of, then Entegris agrees to grant EMD Millipore an option to purchase, prior to or at the termination of this Agreement, at their then current book values and on such other reasonable terms as the Parties may agree, such surplus Extrusion Line and/or NZE Extractor. Upon consummation of any such sale transaction, Entegris agrees to leave in their then current locations at the Premises, the surplus Extrusion Line and/or NZE Extractor purchased hereunder, as the case may be. Entegris agrees to notify EMD Millipore if it is granting EMD Millipore such an option, at least six (6) months prior to the termination of this Agreement.

7.3.1.
In the event that the parties consummate a sale of any equipment deemed to be surplus by Entegris as specified above, Entegris agrees to provide EMD Millipore with the know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of such equipment, or otherwise necessary or useful for EMD Millipore to be able to continue the manufacturing process for EMD Millipore Flat Sheet UPE Membrane immediately upon the termination of this Agreement, so as to be able to make or have made EMD Millipore Flat Sheet UPE Membrane in the same process and of the same quality as made and supplied under this Agreement. All Entegris transition assistance time shall be charged to EMD Millipore at the rates per person-hour calculated in accordance with Section 3.2 above.

7.4.    End of Term Arrangements for Surplus EMD Millipore Equipment. Following the expiration or earlier termination of the Term of this Agreement, EMD Millipore agrees in the event that it determines during the Term of this Agreement, in its sole discretion, that the VMF4 Line and/or the Film 1 Line are surplus and are to be disposed of, then EMD Millipore agrees to grant Entegris an option to purchase, prior to or at the termination of this Agreement, at their then current book values and at such other reasonable terms as the Parties may agree, such surplus VMF4 Line and/or the Film 1 Line. Upon consummation of any such sale transaction, Entegris shall remove and transport, at its own expense, any such purchased surplus equipment from the Premises to a location of its choice within one-hundred eighty (180) days following the expiration or early termination of the Term. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of the Ashby Rd. Plant from such removal, and shall promptly reimburse EMD Millipore for its reasonable and actual costs of making any necessary repairs to any damage to the extent caused by Entegris or its agents or representatives in the process of removing such purchased surplus equipment from the Premises or any other parts of the Ashby Rd. Plant. EMD Millipore agrees to notify Entegris if it is granting Entegris such an option, at least six (6) months prior to the termination of this Agreement.

7.4.1.
EMD Millipore shall provide Entegris with know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of the EMD Millipore Equipment, such that Entegris can make or have made, and operate and maintain, equipment substantially equivalent or comparable to the EMD Millipore Equipment, or successfully outsource the functions performed by the EMD Millipore Equipment, in the manufacture of Flat Sheet UPE Membranes. All EMD Millipore transition assistance shall be charged to Entegris at the rates per person-hour calculated in accordance with Section 3.2 above.

8.	Term and Termination
8.1.    Term. The Term of this Agreement shall begin on the Effective Date and continue thereafter until June 30, 2015 or until earlier termination in accordance with Section 8.2, unless extended by mutual agreement of the Parties to December 31, 2015 or such other date as may be agreed by the Parties. Any Release issued by EMD Millipore before the effective date of termination and in accordance with Section 5.4 hereof shall be fulfilled by Entegris.

8.2.    Termination. Either Party may terminate this Agreement prior to June 30, 2015 without prejudice to any rights or liabilities accruing up to the date of termination:

8.2.1
in the event of a material breach by the other Party of any of the terms and conditions of this Agreement, by giving the breaching Party written notice of such breach, provided that such breach shall not have been cured within one hundred twenty (120) days following such notice; or,

8.2.2	immediately, by written notice thereof, if any of the following events or an event analogous thereto occurs:

a.	an adjudication has been made that the other party is bankrupt or insolvent;

b.	the other Party has made a filing to initiate bankruptcy proceedings or has had such proceedings filed against it, except as part of a bona fide scheme for reorganization;

c.	a receiver has been appointed for all or substantially all of the property of the other Party;

d.	the other Party has assigned or attempted to assign this Agreement for the benefit of its creditors; or

e.	the other Party has begun any proceeding for the liquidation or winding up of its business affairs.

8.3.    Termination Upon Completion of Qualification/Survivability of Provisions. Upon the completion of the qualification of the Crosby Membrane, the Manufacturing Transfer, the closure of manufacturing at the Premises and the vacating of the Premises by Entegris, the Term shall terminate and this Agreement shall thereafter be of no further force or effect, provided, however, that the provisions of the following Sections shall continue in effect thereafter as provided therein or for such period as may be necessary for performance of such provisions with respect to events occurring prior to such expiration or termination: Section 4.4 (Joint Know-How), Section 5.6 (Membrane Warranty), Section 7 (End of Term Arrangements), Section 8.3 (re Survivability), Section 9.3 (Confidentiality), and Section 9.4 (Indemnification), and 11 (General).

9.	Special Covenants

9.1.    Non Compete From the Effective Date through March 31, 2014, the Parties agree that the following non-compete provisions shall continue to apply; after March 31, 2014 the provisions of this Section 9.1 shall expire and shall be of no further force or effect.

9.1.1.
By EMD Millipore. EMD Millipore agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the EMD Millipore Field of Use any Flat Sheet UPE Membranes, or (ii) sell any Flat Sheet UPE Membranes to any distributor, OEM manufacturer or other third party that has rights to, or that EMD Millipore or any such Affiliated Company has reason to believe will, resell such Flat Sheet UPE Membranes outside of the Millipore Field of Use or sell other products which include Flat Sheet UPE Membranes as materials or components outside of the Millipore Field of Use.

9.1.2.
By Entegris - In the EMD Millipore Field of Use. Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell into the EMD Millipore Field of Use any Flat Sheet UPE Membranes, or (ii) sell any Flat Sheet UPE Membranes to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Flat Sheet UPE Membranes into the EMD Millipore Field of Use or sell other products which include Flat Sheet UPE Membranes as materials or components into the Millipore Field of Use.

9.1.3.
By Entegris - Outside the Entegris Core Business. Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the “Entegris Core Business” (as defined in Subsection 9.1.4 below) any of the Flat Sheet UPE Membranes designated on Exhibit A as Entegris Treated Flat Sheet UPE Membranes or any device or other product into which include such Entegris Treated Flat Sheet UPE Membranes or (ii) sell any of the Flat Sheet UPE Membranes designated on Exhibit A as Entegris Treated Flat Sheet UPE Membranes or any device or other product into which include such Entegris Treated Flat Sheet UPE Membranes to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Entegris Treated Flat Sheet UPE Membranes or any such device or other product outside of such Entegris Core Business or sell other products which include such Entegris Treated Flat Sheet UPE Membranes as materials or components outside of such Entegris Core Business

9.1.4.
“Entegris Core Business” shall mean: (i) the IC Manufacturing Industry including companies that manufacture integrated circuits, semiconductors, semiconductor chips and other microelectronics components, flat panel displays, solar cells and fiber optic cables, optical coatings, coated optical lenses and coated optical fibers; (ii) the IC OEM Equip & Materials Mfg. Industry including companies that manufacture equipment for the fabrication and processing of semiconductors and integrated circuits for sale to companies in the IC Manufacturing Industry as well as companies that integrate a number of components into subsystems sold to OEM equipment manufacturers for incorporation into semiconductor fabrication equipment, as well as companies that manufacture, process and supply liquids, gases, conductive materials and other advanced materials to the IC Manufacturing Industry and which provide products and systems to purify, monitor and control atmospheric conditions in clean room manufacturing environments of the IC Manufacturing Industry; and (iii) the IC Research Laboratory Industry including university, governmental and commercial laboratories and research operations that research and/or develop innovations in the structure and composition of integrated circuits, the processes and materials used to manufacture integrated circuits and new forms of integrated circuits.

9.2.    Exclusivity. This Section 9.2 shall take effect as of March 31, 2014. Entegris agrees that: (i) EMD Millipore shall have the Exclusive right (even as to Entegris) to sell the EMD Millipore Flat Sheet UPE Membranes when used as a substrate for membrane chromatography products or tangential flow ultrafiltration products into the EMD Millipore Field of Use, and (ii) EMD Millipore shall have the Non-Exclusive right to sell the EMD Millipore Flat Sheet UPE Membranes when used as direct filtration media in a product sold into the EMD Millipore Field of Use. The exclusive and non-exclusive rights granted hereunder shall also apply to any distributor, OEM manufacturer or other third party which EMD Millipore has appointed by written agreement to resell the EMD Millipore Flat Sheet UPE Membranes for such uses into the EMD Millipore Field of Use. EMD Millipore agrees that Entegris reserves the Exclusive right to sell Flat Sheet

UPE Membranes outside of the EMD Millipore Field of Use. The rights reserved hereunder shall also apply to any distributor, OEM manufacturer or other third party which Entegris has appointed by written agreement to resell such Flat Sheet UPE Membranes outside of the EMD Millipore Field of Use. EMD Millipore shall at all times during and after the Term remain free and without restriction to manufacture, market, use for its own purposes and/or sell any UPE membrane that EMD Millipore manufactures itself or purchases from a source other than Entegris, provided, however, that the exclusive rights granted EMD Millipore pursuant to clause (i) above shall continue in effect during the Term only so long as EMD Millipore continues to purchase not less than 90% of its requirements for Flat Sheet UPE Membrane from Entegris. After the termination or expiration of the Term, or the termination of EMD Millipore’s exclusive rights pursuant to the preceding sentence, Entegris shall be free to manufacture, market, use for its own purposes and/or sell any Flat Sheet UPE Membrane that Entegris manufactures itself or purchases in either case free of the restrictions imposed by this Section 9.2.

9.3.    Confidential Information. For the purpose of this Agreement the term "Confidential Information" means information which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to persons or entities other than EMD Millipore or Entegris or their Subsidiaries in a manner reasonably intended to maintain its confidentiality, and which: (i) the Party owning or disclosing Confidential Information (“Disclosing Party”) disclosed to the non-owning Party or recipient of the Confidential Information (“Receiving Party”) or the Receiving Party had access to on or before March 31, 2001; (ii) is contained in or referred to by this Agreement or any exhibit or attachment hereto and is known to or in the possession of the Receiving Party as of the Effective Date; or (iii) is disclosed to the Receiving Party pursuant to this Agreement during the Term (the “Disclosure Period”). Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, manufacturing processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Confidential Information of third parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed to be the Disclosing Party's Confidential Information for purposes of this Section 9.3.

9.3.1.
Highly Confidential Information means Confidential Information that is technical know-how and trade secrets relating to: (i) information relating to manufacturing processes or procedures with respect to devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; (ii) information generated by research and development activities; (iii) chemical and other scientific formulae used for the manufacture or treatment of membranes or other separations media or of devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; or (iv) any other information which EMD Millipore and Entegris agree is Highly Confidential hereunder.

9.3.2.
Exclusions from Confidential Information. Notwithstanding the foregoing provisions of this Section 9.3, Confidential Information shall exclude information that: (i) was in the Receiving Party's possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party before March 31, 2001; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on such third party; (v) is independently developed by the Receiving Party; or (vi) is publicly disclosed by the Receiving Party with the Disclosing Party's prior written approval.

9.3.3.
Confidentiality and Non-Use Obligations. During the Confidentiality Period (as defined in Subsection 9.3.4 below), the Receiving Party shall: (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of any use restriction herein, and (iii) not disclose such

Confidential Information to any third party, except as expressly permitted under this Agreement or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

9.3.4.
Duration of Confidentiality Obligations. The confidentiality obligations provided for in this Section 9.2 shall continue in effect for the following periods (the “Confidentiality Period”): (i) with respect to Confidential Information that is not Highly Confidential Information, for a period of five (5) years following either (A) the Effective Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Effective Date or (B) the date of disclosure with respect to Confidential Information that was or will be disclosed by the Disclosing Party to the Receiving Party after the Effective Date but before the expiration of the Disclosure Period (as defined in clause (iii) of Section 9.2 above); and (ii) with respect to Highly Confidential Information, in perpetuity. The obligations set forth in this Section 9.3 shall survive any termination of this Agreement.

9.3.5.
Compelled Disclosure. If the Receiving Party or any of its respective Subsidiaries believes that it (i) is legally obligated to disclose, or (ii) will be compelled by a court or other authority of competent jurisdiction to disclose, Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure and cooperate with the Disclosing Party in its attempts to oppose such disclosure. If the Receiving Party complies with the preceding sentence, it shall not be prohibited from complying with such requirement to disclose, but shall take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise to prevent unrestricted or public disclosure.

9.3.6.	No Restriction on Disclosing Party. Nothing in this Section 9.2 shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way.

9.4.    Indemnification. Each Party agrees to indemnify and hold the other Party harmless from and against any claim or legal action by a third party against such Party (including reasonable attorneys’ fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the provisions of this Agreement.

9.5.    Insurance. Each Party agrees to procure and maintain, at all times during the Term, product liability insurance with respect to the products and services supplied by it hereunder (Broad Form Vendor’s Endorsement) and contractual liability coverage, with the minimum limits of $5,000,000 (Five Million Dollars). Each Party shall, upon request by the other Party, furnish to the Party a certificate of insurance evidencing the foregoing coverage and limits. The insurance provider shall not be changed without providing the Party with ten (10) days’ prior written notice.

10.    Dispute Resolution
10.1.    Discussion of Parties. In the event of a dispute between the Parties arising out of or related to this Agreement (the "Dispute"), a Party seeking to resolve the Dispute shall give written notice to the other Party, describing briefly the nature of the Dispute and its claim and identifying an individual with authority to settle the Dispute on its behalf. The Party receiving such notice shall have five (5) business days within which to designate, in a written notice given to the initiating Party, an individual with authority to settle the Dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days following the date of the initiating Party's notice) shall commence discussions concerning resolution of the Dispute.

10.2.    Arbitration. If the Dispute has not been resolved within thirty (30) days following the commencement of discussions, it shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by one (1) arbitrator in Boston,

Massachusetts. Such arbitrator shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating its decision within thirty (30) days following the completion of the arbitration. The prevailing Party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.
10.3.    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 10 with respect to all matters not subject to such dispute, controversy or claim.

11.    General Provisions

11.1.
Effect of Agreement This Agreement shall take effect as of the Effective Date and shall cancel, replace and supersede the Fourth Agreement in its entirety. From and after the Effective Date the Fourth Amendment shall be of no further force or effect and this Agreement shall set forth the complete agreement between the Parties with respect to the transactions contemplated hereby. Upon the completion of the Manufacturing Transfer and the closure and vacating of the Premises as provided in the Lease Terms, this Agreement and the Term hereof shall expire and shall be of no further force or effect.

11.2.
Notices. Any notice or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing and shall be deemed given if and when delivered by hand or sent by certified mail, return receipt requested, overnight courier, confirmed telecopy, or confirmed electronic mail transmission, addressed as follows:

If to EMD Millipore:    EMD Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: Vice President, Global Operations
Fax: (978) 715-1385
with a copy to:    EMD Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 715-1382

If to Entegris:    Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: President & CEO
Fax: (978) 436-6739
with a copy to:    Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 436-6739
or to such electronic mail address as may be specified by an addressee Party to the other Party by one of the other means provided above, or to such other address, telecopy number or electronic mail address as may be specified by an addressee Party to the other by one of the means provided above.

11.3.
Force Majeure. The obligations of a Party under this Agreement will be suspended to the extent that it is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, Equipment breakdown or capacity limitation, labor dispute, labor shortage, transportation embargo or failure or delay in transportation, act of God, act (including laws, regulations, disapprovals or failure to approve) of any government agency, whether national, municipal, or otherwise. During the existence of any such force majeure condition, the affected Party shall nevertheless use its best efforts to remove the cause thereof.

11.4.
Entire Agreement. This Agreement, including Exhibits A, B, C and D, together with any annexes and Attachments 1 and 2 attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior negotiations and agreements or understandings and any contemporaneous oral agreements or understandings with respect to the subject matter hereof.

11.5.
Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 10 above.

11.6.
Counterparts. This Agreement and the Exhibits and Attachments hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

11.7.
Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement and all (but not less than all) of its rights and obligations hereunder to a purchaser or transferee of, or other successor to, substantially all of its business.

11.8.
Severability. If any term or other provision of this Agreement or the Exhibits or Attachments attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

11.9.
Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits and Attachments attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.10.	Amendment. No change or amendment will be made to this Agreement or the Exhibits or Attachments attached hereto except by an instrument in writing signed on behalf of each of the Parties.

11.11.
Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

11.12.
Interpretation. The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not be conclusive as to the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Attachment, such reference shall be to a Section, Exhibit or Attachment of this Agreement unless otherwise indicated.

11.13.	Exhibits. This Agreement includes the following Exhibits and Attachments, each of which together with any annexes thereto constitutes an integral component part of this Agreement:
Exhibit A.    Membranes Covered by Agreement
Exhibit B    Lease Terms including Diagram A
Exhibit C    The Supplement
Exhibit D    Qualification Stages and Tests
Attachment 1    List of EMD Millipore Equipment
Attachment 2    List of Entegris Equipment

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

EMD MILLIPORE CORPORATION	ENTEGRIS, INC.

By: /s/ Christos Ross .	By:_/s/ Bertrand Loy .
Name: Christos Ross	Name: Bertrand Loy
Title:Senior V.P., Head of Operations	Title:President and Chief Executive Officer

Exhibit A,

EXHIBIT A
FLAT SHEET UPE Membranes Covered By Agreement

Membrane	Description	Note
EMD Millipore Flat Sheet UPE Membranes
UPDP	0.65 um phobic UPE	With Interleaf; Manufactured by Entegris for EMD Millipore use and resale; price determined in accordance with any annex hereto or as otherwise agreed in writing by the Parties
UPHP00000	0.45 um phobic, thick UPE	With Interleaf; Manufactured by Entegris for EMD Millipore use and resale; price determined in accordance with any annex hereto or as otherwise agreed in writing by the Parties
UPGP000HC	0.2 um phobic, thick UPE	With Interleaf; Manufactured by Entegris for EMD Millipore use and resale; price determined in accordance with any annex hereto or as otherwise agreed in writing by the Parties
UPVP00000	0.1 um phobic, thick UPE	Manufactured by Entegris for EMD Millipore use and resale; price determined in accordance with any annex hereto or as otherwise agreed in writing by the Parties
UPZP000HC	0.05 um phobic, thick UPE	With Interleaf; Manufactured f by Entegris for EMD Millipore use and resale; price determined in accordance with Annex any annex hereto or as otherwise agreed in writing by the Parties

Entegris Flat Sheet UPE Membranes
UPBP00000	1.0 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
DOHP00000	0.65 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
UPHP000NI	0.45 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
UPGP00000	0.2 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
UPVP00000	0.1 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
UPVP000HF	0.1 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
UPZP00000	0.05 um phobic, thick UPE	Manufactured by Entegris for its own use and resale
GOHT	0.25 um phobic UPE	Manufactured by Entegris for its own use and resale
TPGP00000	0.2 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
VOHT	0.15 um phobic UPE	Manufactured by Entegris for its own use and resale
TPVP00000	0.1 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
ZOHT	0.05 um phobic UPE	Manufactured by Entegris for its own use and resale
TPZP00000	0.05 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
TPLP	0.04 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
TPYP00000	0.03 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
TPXP00000	0.02 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
TPTP00000	0.01 um phobic, thin UPE	Manufactured by Entegris for its own use and resale
APAP	0.005 um phobic, Asym. UPE	Manufactured by Entegris for its own use and resale

APKP	0.003 um phobic, Asym. UPE	Manufactured by Entegris for its own use and resale
APTP	0.01 um phobic, Asym. UPE	Manufactured by Entegris for its own use and resale
APYP	0.03 um phobic, Asym. UPE	Manufactured by Entegris for its own use and resale
APAPC	0.005 um phobic, Asym. Clean UPE	Manufactured by Entegris for its own use and resale
APKPC	0.003 um phobic, Asym. Clean UPE	Manufactured by Entegris for its own use and resale
APTPC	0.01 um phobic, Asym. Clean UPE	Manufactured by Entegris for its own use and resale
APYPC	0.03 um phobic, Asym. Clean UPE	Manufactured by Entegris for its own use and resale
Entegris Treated Flat Sheet UPE Membranes
JOTD00000	0.25 um Charged, philic UPE	Manufactured by Entegris for its own use and resale
WOTD00000	0.15 um Charged, philic UPE	Manufactured by Entegris for its own use and resale
ZOTD00000	0.05 um Charged, philic UPE	Manufactured by Entegris for its own use and resale
WOTN00000	0.15 um Charged, neutral UPE	Manufactured by Entegris for its own use and resale
VOTN00000	0.10 um Charged, neutral UPE	Manufactured by Entegris for its own use and resale
ZOTN00000	0.05 um Charged, neutral UPE	Manufactured by Entegris for its own use and resale
LOTN00000	0.04 um Charged, neutral UPE	Manufactured by Entegris for its own use and resale
JETA00000	0.25 um anionic UPE	Manufactured by Entegris for its own use and resale
WETA00000	0.15 um anionic UPE	Manufactured by Entegris for its own use and resale
ZETA00000	0.05 um anionic UPE	Manufactured by Entegris for its own use and resale
LETA00000	0.04 um anionic UPE	Manufactured by Entegris for its own use and resale
ZOTAM0000	0.05 um PCM modified UPE	Manufactured by Entegris for its own use and resale
ZOTN00000	PCM modified UPE	Manufactured by Entegris for its own use and resale
YOTAM0000	0.02 um PCM modified UPE	Manufactured by Entegris for its own use and resale
Other Entegris Treated Flat Sheet Membranes
TATA00000	0.01 um Thin Philic UPE	Manufactured by Entegris for its own use and resale
LFPA	0.02 um Philic Membrane	Manufactured by Entegris for its own use and resale
LFPP	0.02 um Philic Membrane	Manufactured by Entegris for its own use and resale

EXHIBIT B
Lease Terms

1.
EMD Millipore hereby leases to Entegris, and Entegris hereby leases from EMD Millipore, the areas within Buildings “C”, “D” and “F” of EMD Millipore’s Ashby Rd. Plant, as more specifically described and shown in Diagram A upon the terms set forth in this Exhibit B (collectively, the “Lease Terms”), as such areas may be added to, reduced or substituted for as provided in these Lease Terms (the “Premises”), including as specifically set forth in Section 3.3 of these Lease Terms, solely for purposes of its manufacture of Flat Sheet UPE Membranes, warehousing of raw materials and components used in such manufacture, and storage Entegris equipment located in the Premises on the Effective Date and for no other purposes except as EMD Millipore may specifically authorize in its sole discretion. Capitalized terms not otherwise defined in these Lease Terms shall have the meanings assigned to them in the Agreement.

2.
The Lease of the Premises shall commence as of the Effective Date and continue through the end of the Term of this Agreement, or until such time as Entegris has removed all Entegris Equipment from the Premises in accordance with the terms of Section 7.2 of this Agreement.

3.	Entegris shall pay to EMD Millipore rent/occupancy charges for the Premises (“Rent”) as follows:

3.1
During the Term Rent shall be at the rate per square foot of the Premises specified on any annex hereto or as otherwise agreed in writing by the Parties, subject to reduction under certain circumstances during the Second Period as specified on any annex hereto or as otherwise agreed in writing by the Parties. Rent shall be payable by Entegris monthly on or before the fifth day of each month.

3.2
It is acknowledged and agreed that in the event that the square footage of the Premises is adjusted during the Term as a result of a shift of production as provided in this Agreement or pursuant to Section 3.3 of these Lease Terms, the corresponding Rent due to EMD Millipore shall be adjusted accordingly.

3.3
The parties acknowledge that implementation of the Manufacturing Transfer will likely result in decreasing production by Entegris at the Premises during the Term and therefore commensurate reductions in Entegris’ need for the full original Premises. Accordingly, at least ten (10) days prior to the end of any month during which Entegris believes it has vacated any portion of the Premises, Entegris will notify EMD Millipore of such occurrence in writing, such notice to include with reasonable specificity the portion of the Premises vacated and the square footage proposed to be surrendered. Upon receipt of the notice, EMD Millipore will promptly review in good faith with Entegris the vacated portion of the Premises to confirm that such space has been vacated and, to the extent applicable, complies with Section 7.6 of these Lease Terms with respect to the condition of the portion of vacated Premises. Upon the Parties’ mutual agreement of the actual surrender and the square footage affected, the parties will agree on the revised square footage of the Premises and amend Diagram A to reflect such reduced square footage, to be effective for the ensuing month for purposes of calculating Rent pursuant to Sections 3.1 and 3.2 of these Lease Terms thereafter until any further reductions occur.

4.
At all times during the Term, those employees or consultants of Entegris that are involved regularly or from time to time in the manufacture of Flat Sheet UPE Membranes and reasonably need access to the Premises for such purposes, and that are not objectionable to EMD Millipore in its sole reasonable discretion, (“Entegris Permitted Persons”) shall have access to the Premises for the purposes of manufacturing of Flat Sheet UPE Membranes and Treated Flat Sheet UPE Membranes and warehousing of raw materials and components used in such manufacture, including reasonable ingress to and egress from the Premises through other parts of EMD Millipore’s facility at 80 Ashby Road. To the extent that EMD Millipore believes in its sole reasonable discretion that an individual or individuals are objectionable and hence prohibited from entering the Premises, it shall provide Entegris a written summary of the reasons for, and basis of, such belief within three (3) days of notifying Entegris of such a determination. Without limiting the generality of the foregoing, EMD Millipore shall provide security badges to such Entegris Permitted Persons enabling their entry to the Premises. Entegris agrees to provide an initial list of proposed Entegris Permitted Persons to EMD Millipore’s facilities personnel (as shall be identified to Entegris by EMD Millipore) promptly after the execution of this Agreement, and to promptly update such list from time to time as necessary with any additions or deletions. In addition, Entegris Permitted Persons shall be, to the same extent, on the same terms, and subject to the same rules and restrictions, as provided to EMD Millipore employees in general, (i) provided access to and use of restrooms, parking areas, driveways and footways, other common areas reasonably necessary to be used by such Entegris Permitted Persons, and conference rooms as reasonably necessary for meetings relating to UPE Membranes manufacture, and (ii) permitted reasonable use of mailroom services, telephone and voicemail systems, information services, fax, copy machines, cafeteria/refreshment services, and the like. Without limiting the generality of the parties’ respective obligations of confidentiality and non-use as described in this Agreement, Entegris hereby agrees that any Confidential Information of EMD Millipore that the Entegris Permitted Persons gain access to as a result of their presence in EMD Millipore’s facility shall be subject to strict obligations of confidentiality and non-use as provided in, and subject to the limitations and other provisions of, Section 9.3 of the Agreement.

5.
EMD Millipore shall have the right, upon at least twenty-four (24) months written notice to Entegris, to relocate all or any portion of the Premises to any other location of comparable size and utility within its 80 Ashby Road facility. The parties shall cooperate in enabling any such relocation to occur in a coordinated manner so as to minimize interruption both to Entegris’ manufacturing activities hereunder and EMD Millipore manufacturing and other activities at such facility. EMD Millipore shall reimburse Entegris for all reasonable and substantiated costs incurred by Entegris in connection with any such relocation. The definition of the “Premises” shall be modified to include any such relocated space.

6.
Entegris shall comply with all federal, state or local statutes, ordinances, codes, rules, regulations, orders and decrees (“Laws”) applicable to the conduct of its business on the Premises. Entegris shall not cause or permit any hazardous substances to be transported to or from, brought upon, kept, stored or used in or about the Premises by, its agents, employees, contractors or invitees, except for such hazardous substances as are reasonably necessary in the performance of the activities permitted under this Agreement. Any hazardous substance permitted pursuant to the foregoing sentence and all containers therefore shall be used, kept, stored, transported and disposed of in a manner that strictly complies with all applicable Laws relating thereto as now or at any time hereafter during the Term may be in effect. Except as may be otherwise agreed between the Parties in writing, during the Term responsibility for regulatory, health, safety and environmental compliance, as well as hazardous and solid waste disposal, generated by Entegris’ use of the Premises and Entegris’ manufacture of Flat Sheet UPE Membranes shall be allocated in accordance with Section 4 of the Supplement.

7.     Repairs and Alterations; Condition of Premises

7.1
Entegris agrees that it shall, throughout the Term, maintain the Premises in good and operable repair and in such condition as may be required by any laws, ordinances, regulations or requirements of any public authorities having jurisdiction and shall not permit or allow to remain any waste or damage to any portion of the Premises, except as may be permitted herein, provided, however, that EMD Millipore shall be responsible for maintaining, keeping in good repair and, if necessary, replacing the foundation, the exterior and interior walls, the roof, floors and ceilings, the heating, ventilating and air-conditioning system, all utility systems (including water, gas, electricity, drainage, and sewerage), conduits, fixtures and equipment, all meters and all other fixtures and equipment within or appurtenant to the Premises; provided, further, that Entegris shall promptly reimburse EMD Millipore, as additional Rent, for the cost of any such maintenance, repair or replacement to the extent necessitated or occasioned by any omission, negligence, fault or act of Entegris, its partners, officers, employees, agents, independent contractors or invitees; provided, however, that any maintenance, repair or replacement necessitated by fire or other casualty shall be subject to the provisions of Section 10 below. Entegris’ maintenance of the Premises shall include, without limitation, cleaning the Premises regularly. If Entegris fails to perform such maintenance, within fifteen (15) days after written notice from EMD Millipore (or as promptly as practicable if Entegris’ failure to make such repairs or replacements or perform such maintenance constitutes an emergency or poses a threat to persons or property), then EMD Millipore may elect to make the same at Entegris’ cost (without creating any obligation on behalf of EMD Millipore to do so). If EMD Millipore fails to perform, or commence performance of, any maintenance, replacement or repair for which it is obligated under these Lease Terms within fifteen (15) days after written notice from Entegris (or as promptly as practicable if EMD Millipore’s failure to make such repairs or replacements or perform such maintenance constitutes an emergency or poses a threat to persons or property), then Entegris may elect to make the same at EMD Millipore’s cost (without creating any obligation on behalf of Entegris to do so).

7.2
Entegris agrees that it will not make any installations, alterations, additions or improvements to or upon the Premises (including without limitation the installation of signs) without the prior written consent of EMD Millipore, which consent shall not be unreasonably withheld, conditioned or delayed if such installations, alterations, additions or improvements are reasonably consistent with the permitted use of the Premises hereunder; provided, however, that if any proposed installations, alterations, additions or improvements, in EMD Millipore’s reasonable judgment, are either unlikely to be of use to EMD Millipore after the termination of the Agreement or are likely to be expensive or difficult to remove, then EMD Millipore may require Entegris to remove such installations, alterations, additions or improvements at the expiration or earlier termination of the Term. Upon completion of any installations, alterations, additions or improvements to the Premises, Entegris shall provide EMD Millipore with a copy of any plans and specifications (or similar drawings) prepared for Entegris in connection therewith; if Entegris is required to submit plans and specifications which have been prepared by a licensed civil engineer or architect in order to obtain a building permit for any such installations, alterations, additions or improvements, then upon completion of such installations, alterations, additions or improvements, Entegris shall provide EMD Millipore with a copy of the plans and specifications which have been stamped as appropriate by such licensed civil engineer or architect, as appropriate.

7.3
All work on or at the Premises for which Entegris is responsible or permitted to perform under these Lease Terms shall be performed at Entegris’ cost and only by contractors and subcontractors approved in writing by EMD Millipore, which approval shall not be unreasonably withheld. Entegris shall cause all contractors and subcontractors to procure and maintain insurance coverage naming EMD Millipore as an additional insured against such risks, in such amounts and with such companies as EMD Millipore may reasonably require. Entegris agrees that it will procure, at its sole cost and expense, all necessary permits before making any repairs, installations, alterations, additions, improvements or removals. EMD Millipore agrees that it will reasonably cooperate with Entegris, at no out-of-pocket cost to EMD Millipore in obtaining any permits, licenses or approvals related to the Premises. Entegris agrees (a) that all repairs, installations, alterations, improvements or removals done by or on behalf of Entegris (including without limitation the installation of signs) shall be done in a good and workmanlike manner in conformity with all applicable laws, ordinances and regulations of all public authorities (and Entegris shall be responsible for any additional installations or improvements required by any such laws, ordinances or regulations as a result of any repairs, installations, alterations, improvements or renewals done by or on behalf of Entegris) and all insurance inspection or rating bureaus having jurisdiction, (b) that the structure of the buildings in which the Premises are located or the operations in any other party in such buildings will not be endangered or impaired as a result of any such repairs, installations, alterations, improvements or removals done by or on behalf of Entegris, and (c) that Entegris will repair any and all damage caused by or resulting from any such repairs, installations, alterations, additions, improvements or removals, including, without limitation, the filling of holes. Entegris agrees to save EMD Millipore harmless from, and indemnify EMD Millipore against, any and all claims by third parties for injury, loss or damage to persons or property to the extent caused by or resulting from the doing of any such repairs, installations, alterations, improvements or removals by or on behalf of Entegris. Entegris agrees to pay promptly when due all charges for labor and materials in connection with any work done by Entegris or anyone claiming under Entegris upon the Premises so that the Premises and all such buildings shall at all times be free of liens in respect of such labor and materials. If such a lien is filed, then Entegris shall immediately, after EMD Millipore has delivered written notice of the filing thereof to Entegris, either pay the amount of the lien or diligently contest such lien. If Entegris fails to timely take either such action, and after written notice to Entegris of its intention to do so, then EMD Millipore may pay the amount of the lien, and any amounts so paid, including expenses and interest, shall be paid by Entegris to EMD Millipore immediately after EMD Millipore has invoiced Entegris therefor, and until paid, such amount shall be additional Rent.

7.4
EMD Millipore may in its discretion and at its own cost, but shall not be obligated to, make repairs, installations, alterations, additions or improvements to the Premises at any time during the Term as it determines necessary or appropriate, provided that no such work will be done if it will materially adversely impact Entegris’ use of the Premises, unless EMD Millipore will have previously made accommodations to eliminate or minimize such adverse impact and reasonable advance written notice has been given to Entegris.

7.5
Entegris acknowledges that the Premises are being leased in their “AS IS” condition as of the Effective Date and that no warranties or representations, express, implied or statutory, have been made by EMD Millipore or any agent, employee or representative of EMD Millipore to Entegris, as to condition (environmental or otherwise), compliance with law, or fitness or suitability for any purpose other than as hereinafter set forth, all of which are expressly disclaimed. EMD Millipore agrees that if at any time during the Term the Premises are altered by an act or omission of EMD Millipore (other than as specifically permitted in Section 5 of these Lease Terms) such that Entegris is not reasonably able to conduct such manufacturing and warehouse operations in substantially the manner in which it had been conducting such operations prior to the Effective Date, that circumstance shall constitute a material breach by EMD Millipore of its obligations under this Agreement and that Entegris may then terminate this Agreement upon written notice to EMD Millipore. Entegris acknowledges that except as set forth herein, Entegris has not been induced or persuaded by, nor has Entegris relied upon, any statement, promise or representation made by EMD Millipore or any agent, employee or representative of EMD Millipore, orally or in writing, as an inducement to entering into this Agreement including, without limitation, those relating to land use, zoning, hazardous or toxic wastes or other environmental matters.

7.6
At the expiration or earlier termination of the Term Entegris shall surrender all keys to the Premises, remove all its furnishings, fixtures, equipment (including the Entegris Equipment, subject to any provisions in this Agreement to the contrary) and other personal property now or hereafter located in the Premises, purchased or leased by Entegris with its own funds, which are not affixed to the buildings in which the Premises are located. Entegris may also so remove any furnishings, fixtures, equipment which are affixed to buildings in which the Premises are located if EMD Millipore has agreed to such removal in writing. Entegris shall repair all damage caused by any such removal, and yield up the Premises broom‑clean and in the same good order and repair in which Entegris is obliged to keep and maintain the Premises by the provisions of these Lease Terms. Any property not so removed shall be deemed abandoned and may be retained by EMD Millipore or may be removed and disposed of by EMD Millipore in such manner as EMD Millipore shall determine and Entegris shall pay EMD Millipore the d irectly related and reasonable cost and expense incurred by EMD Millipore in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.

8.    Indemnity

8.1
Entegris agrees that during the Term and for such further time as Entegris shall occupy or hold the Premises or any part thereof, EMD Millipore shall not be liable to Entegris and Entegris shall defend (with counsel reasonably acceptable to EMD Millipore), indemnify, and hold EMD Millipore, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, to the extent arising from (a) any act, omission, fault or negligence of Entegris, its officers, directors, agents, employees, independent contractors, licensees, or invitees, and relating to the presence of any of the foregoing persons or of Entegris’ operations on the Premises or anywhere at the 80 Ashby Road facility.

8.2
EMD Millipore agrees that during the Term and for such further time as Entegris shall occupy or hold the Premises or any part thereof pursuant to a reasonable claim of right, Entegris shall not be liable to EMD Millipore and EMD Millipore shall defend (with counsel reasonably acceptable to Entegris), indemnify, and hold Entegris, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, to the extent arising from any act, omission, fault or negligence of EMD Millipore, its officers, directors, agents, employees, independent contractors, licensees, or invitees and relating to the presence of any of the foregoing persons on the Premises or relating to EMD Millipore’s operations on the Premises or anywhere at the 80 Ashby Road facility.

8.3
Each of EMD Millipore and Entegris hereby releases and waives any claim it might have against the other for any loss or damage caused by theft, destruction, fire or any other casualty, regardless of whether such loss or damage shall be brought about by the fault or negligence of the other party or its agents, to the extent the same (a) is insured against under any insurance policy that covers the Premises or the buildings in which the Premises are located, EMD Millipore’s or Entegris’ fixtures, personal property, leasehold improvements or business, or (b) is required to be insured against under the terms hereof, it being understood and agreed that the waiving party reserves any rights with respect to any excess loss or injury over the amount recovered on account of such insurance. Each of EMD Millipore and Entegris agrees to cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

8.4
In addition to its obligations under Section 8.2, EMD Millipore agrees that Entegris shall not be liable to EMD Millipore and EMD Millipore shall defend (with counsel reasonably acceptable to Entegris), indemnify, and hold Entegris, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, arising from any release of hazardous waste by EMD Millipore or its employees or agents in the Premises, only to the extent not caused by Entegris or its employees or agents.

8.5
In addition to its obligations under Section 8.1, Entegris agrees that EMD Millipore shall not be liable to Entegris and Entegris shall defend (with counsel reasonably acceptable to EMD Millipore), indemnify, and hold EMD Millipore, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, arising from any release of hazardous waste by Entegris or its employees or agents in the Premises, only to the extent not caused by EMD Millipore or its employees or agents.

9.	Insurance

9.1
During the Term, EMD Millipore shall maintain all risk property insurance in an amount at least equal to the replacement cost of (a) the buildings in which the Premises are located and (b) EMD Millipore property and equipment inside those buildings (excluding Entegris’ personal property and any alterations, installations, additions or improvements made to such buildings by Entegris). Such insurance may be maintained under a blanket policy covering the Premises and other real estate of EMD Millipore or its affiliated business organizations. The policies of such insurance may be payable in case of loss to the holders of any mortgages upon such buildings or the 80 Ashby Road facility as their interests may appear. Entegris shall be named as an additional insured on such EMD Millipore property insurance, as its interests may appear. Certificates of insurance evidencing all such coverages and Entegris additional insured status for the foregoing shall be supplied to Entegris promptly upon execution of this Agreement and as such policy(ies) renew or are changed.

9.2
During the Term, Entegris will maintain at its own expense comprehensive general liability insurance, including umbrella coverage, with respect to the Entegris Equipment and its operations on the Premises, naming EMD Millipore as additional insured, in amounts which shall, as of the Effective Date, be not less than Five Million Dollars ($5,000,000.00) with respect to injuries to any one person and not less than Five Million Dollars ($5,000,000.00) with respect to injuries suffered in any one accident, and not less than Five Million Dollars ($5,000,000.00) with respect to property damage liability. From time to time during the Term, EMD Millipore shall have the right in its reasonable discretion to require that the limits of such insurance coverage be increased, provided however, that such increases shall be in accordance with limits that are customarily carried in the metropolitan Boston area on property similar to the Premises used for similar purposes.

9.3
During the Term, Entegris shall maintain workers compensation insurance covering all of Entegris’ employees in such coverage amounts as required by law and employer’s liability insurance in an amount of at least Five Hundred Thousand Dollars ($500,000.00). During the Term, Entegris shall maintain all risk property insurance in an amount at least equal to the replacement cost of Entegris’ personal property on the Premises and any other alterations, installations, additions or improvements made to the Premises by Entegris. Said replacement cost for Entegris property shall be clearly delineated and summarized promptly upon execution of this Agreement, at each renewal/change of said Entegris property policies, or at any other point of significant change in magnitude of Entegris properties on EMD Millipore Premises. During the Term Entegris shall maintain comprehensive automobile liability insurance in an amount of at least Five Hundred Thousand Dollars ($500,000.00) per person and per accident for bodily injury, and of at least One Hundred Thousand Dollars ($100,000) per accident for property damage. EMD Millipore shall be named as an additional insured on the foregoing Entegris employer’s liability, property, and automobile liability insurances, as its interests may appear. Certificates of insurance evidencing all such coverages and EMD Millipore additional insured status for the foregoing and for comprehensive general liability and umbrella liability coverages shall be supplied to EMD Millipore promptly upon execution of this Agreement and as any policies renew or are changed.

9.4
All policies of insurance obtained by Entegris pursuant to the terms of this Lease shall be issued by insurance companies reasonably acceptable to EMD Millipore and authorized to do business in the Commonwealth of Massachusetts. All such policies shall provide for no less than thirty (30) days prior notice to EMD Millipore and any mortgagee of the Premises of their commencement or cancellation. Within ten (10) days after execution of this Agreement, Entegris shall deliver to EMD Millipore certificates thereof. Entegris shall also deliver to EMD Millipore each renewal certificate thereof as soon as is reasonably practicable after receiving request therefore by any mortgage lender of EMD Millipore and at least fifteen (15) days prior to the expiration of the policy it renews. If Entegris fails to obtain and maintain any insurance policies required to be obtained and maintained by Entegris pursuant to Section 9.2 or 9.3 of these Lease Terms, then, after written notice to Entegris of its intention to do so and notification from Entegris of its unwillingness or inability to acquire such insurance coverages, EMD Millipore may obtain and maintain such insurance policies (without creating any obligation on behalf of EMD Millipore to do so), and Entegris shall pay to EMD Millipore the cost thereof within ten (10) days after EMD Millipore has invoiced Entegris therefor, and until paid, such amount shall be additional Rent.

10.	Casualty or Taking

10.1
In the event that the Premises, or more than 25% thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, and the same cannot, in EMD Millipore’s reasonable judgment, be restored within 180 days from such taking or casualty, or if in Entegris’ reasonable judgment, such circumstance would prevent it from continuing the conduct of its manufacturing operations at the Premises substantially in the manner contemplated under this Agreement, then this Agreement may be terminated at the election of either EMD Millipore or Entegris. Such election shall be made by either Party, by the giving of notice to the other Party within thirty (30) days following such taking or casualty.

10.2
If neither EMD Millipore nor Entegris exercises said election, this Agreement shall continue in force and a just proportion of the Rent reserved, as mutually agreed between the Parties, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by EMD Millipore in proper condition for use and otherwise restored to its former condition or the substantial equivalent, which EMD Millipore covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of EMD Millipore in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. If the Premises are not so restored to its former condition or the substantial equivalent within one-hundred eighty (180) days from such taking or casualty described in Section 10.1 of these Lease Terms, this Agreement may be terminated by Entegris upon thirty (30) days prior written notice to EMD Millipore but only if such restoration is not completed prior to the expiration of the 30 day notice period.

11.	Defaults and Remedies

11.1
Events of Default. If Entegris shall default in the performance of any of its obligations to pay the Rent hereunder and if such default shall continue for thirty (30) days after written notice from EMD Millipore designating such default, or if within thirty (30) days after written notice from EMD Millipore to Entegris specifying any other default or defaults and Entegris has not then commenced diligently to correct the default or defaults so specified, then, and in either of such events, EMD Millipore and the agents and servants of EMD Millipore lawfully may, (in addition to and not in derogation of any remedies for any preceding breach of covenant), immediately or at any time thereafter and after demand and notice and without process of law enter into and upon the Premises or any part thereof or mail a notice of termination addressed to Entegris, and repossess the same as EMD Millipore’s former estate and expel Entegris and those claiming through or under Entegris and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Agreement shall terminate, and EMD Millipore, with notice to Entegris, may store Entegris’ effects, and those of any person claiming through or under Entegris at the expense and risk of Entegris.

11.2
EMD Millipore may, but shall not be obligated to, cure, at any time, following the expiration of the applicable cure period as set forth in Section 11.1 except in cases of emergency when no notice shall be required, any material default by Entegris under these Lease Terms; and whenever EMD Millipore so elects, all direct and reasonable costs and expenses incurred by EMD Millipore, including reasonable attorneys’ fees, in curing a material default shall be paid by Entegris to EMD Millipore on demand.

12.
At all times during the Term, EMD Millipore reserves the right for its employees or contractors to enter the Premises as it determines necessary or desirable, for purposes of (i) ensuring compliance with this Agreement, (ii) health, safety and environmental compliance, (iii) maintenance or repair as required or permitted under this Agreement, or (iii) other reasonable purposes relating to the Premises or to any areas of its 80 Ashby Road facility other than the Premises, provided in each case that such entry into the Premises does not unreasonably interfere with Entegris’ use of the Premises. EMD Millipore shall provide advance notice of such entry to Entegris where reasonably practicable.

13.
Entegris shall not, without EMD Millipore’s prior written consent, (a) assign, transfer, or encumber this Agreement or any interest therein, whether directly or by operation of law, (b) sublet any portion of the Premises; (c) grant any license, concession or other right of occupancy for any portion of the Premises; or (d) permit the use of the Premises by any parties other than Entegris. The foregoing provisions shall not apply to either (x) transactions with an entity into which Entegris is merged or consolidated or to which all or substantially all of its assets are transferred, or (y) transactions with any entity which controls Entegris or is controlled by Entegris or is under common control with Entegris.

14.
Subject to the provisions of these Lease Terms, including but not limited to Section 5 hereof, EMD Millipore covenants and warrants that upon performance by Entegris of its obligations under these Lease Terms, EMD Millipore will keep and maintain Entegris in exclusive, quiet, peaceable, and uninterrupted possession of the Premises during the Term.

15.	EMD Millipore shall at all times comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises.

16.
Any obligation of either party to indemnify the other party pursuant to these Lease Terms or this Agreement shall be barred or limited to the extent that failure of the Indemnified Party to give prompt notice to the Indemnifying Party of a claim giving rise to such indemnification obligation, or failure of the Indemnified Party to provide the Indemnifying Party with all reasonably necessary assistance and cooperation in connection therewith, prejudices the position of the Indemnifying Party in providing such indemnity hereunder. The Indemnifying Party shall have sole control of the defense with respect to any such claim (including settlement thereof). The Indemnifying Party shall keep the Indemnified Party informed at all times as to the status of the matter and the Indemnifying Party’s efforts in connection therewith. The Indemnifying Party shall not settle any such claim whereby the settlement imposes upon the Indemnified Party an obligation to take some action or refrain from doing so, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

17.	Neither Party shall unreasonably withhold or delay its consent with respect to any matter for which such Party’s consent is required or desirable under these Lease Terms or this Agreement.

In witness whereof, the Parties set forth their signatures below by their authorized representatives:

EMD MILLIPORE CORPORATION	ENTEGRIS, INC.

By: /s/ Christos Ross .	By: /s/ Bertrand Loy .
Name: Christos Ross	Name: Bertrand Loy
Title:Senior V.P., Head of Operations	Title:President and Chief Executive Officer

EXHIBIT C
The Supplement

Membrane Manufacturing Operations

1.	Film 1 Manufacturing Operations
1.1.    EMD Millipore retains ownership of the EMD Millipore Equipment including the related processes (financially and operationally). Entegris retains ownership of the Entegris Equipment including the related processes (financially and operationally).
1.2.    At all times during the Term, EMD Millipore agrees to have (i) Film 1 Annealing Line processing capacity sufficient to handle projected volumes Flat Sheet UPE Membrane hereunder of up 1,400 hours per quarter of Entegris operating time, and (ii) mix capacity sufficient to handle up to four (4) mixes of 400 pounds each on any days on which Entegris is running its extrusion process on the Premises. EMD Millipore agrees to use commercially reasonable efforts to provide Entegris with additional Film 1 operating time as follows: (i) for the period from the Effective Date through March 31, 2014, a Target quantity of 1,600 hours of Entegris Film 1 operating time per quarter; and (ii) for the period from April 1, 2014 through the end of the Term, a Target total quantity of 1,800 hours of Entegris Film 1 operating time per quarter.
1. 3.    The Film 1 Annealing Line manufacturing process will be staffed by regular EMD Millipore employees when possible and supervised / managed by EMD Millipore. Only regular EMD Millipore employees certified on Film I operations will be rotated into Film I manufacturing operations. Exceptions may include new or contract employees under supervision of an employee certified for Film 1 operation.
1. 4.    Entegris is responsible for technical direction as to all process operating conditions (a la EMD Millipore Product Owner model) for UPE Film 1 manufacturing activities.
1.5.    Entegris is responsible for UPE process development.
1.6.    Entegris is responsible for documentation and training for changes to the job content for UPE processing on Film I.
1.7.    EMD Millipore is responsible for maintaining and repairing Film 1 manufacturing equipment to be in good and efficient working order.
1.8.    EMD Millipore proposed modifications for non-Entegris UPE membranes that could influence UPE running on Film I process will be subject to mutual agreement.
1.9.    Priorities during the time when UPE is running on the Film 1 Annealing Line shall be established by Entegris, subject to EMD Millipore’s recommendations for run priorities for EMD Millipore Flat Sheet UPE Membranes.
1.10.    EMD Millipore will give Entegris advance notice of the schedule for pending runs of non-Entegris UPE membranes on Film 1 Annealing Line. This notice would consist of a quarterly schedule with monthly updates.
1.11.    All of the foregoing obligations of both parties under this Section 1 shall expire on the earlier of (i) the expiration of the Term, or (ii) the date Entegris no longer requires the operation of the Film 1 Annealing Line at the Premises.
1.12.    EMD Millipore shall have approval authority for any Entegris proposed modifications to Film 1 manufacturing process for Flat Sheet UPE Membranes. The financial impact of those modifications would be mutually agreed upon prior to proceeding.

2.	VMF 4 Manufacturing Operations
2.1    At all times during the Term of this Agreement, EMD Millipore agrees to have VMF4 Line capacity sufficient to handle projected volumes of Flat Sheet UPE Membranes that are to be chemically treated to make them hydrophyllic using EMD Millipore’s VMF4 Line or using EMD Millipore’s VMF4 technology, of up to 500 hours of machine time per quarter. The Parties agree to use commercially reasonable efforts to cooperate to increase the efficiency of their respective use of the VMF 4 machine in order to satisfy Entegris’ demand within the above specified 500 hours of machine time per quarter.

2.2.    Entegris will submit its estimated VMF 4 total quarterly requirements prior to the beginning of each quarter including both Entegris production requirements and R&D requirements.
2.3.     These requirements will be translated by EMD Millipore into an adequate number of production days to meet the quarter’s estimated requirements. These days will be identified in a quarterly schedule by EMD Millipore which shall be routinely available to Entegris. Schedule changes during the quarter will be reflected in an update to the quarterly schedule and communicated to Entegris in a timely fashion.
2.4.    Entegris shall have control of the detailed schedule for operations during these Entegris dedicated days and will, in-turn, provide EMD Millipore with the detailed schedule for the Entegris dedicated days at least one week in advance.
2.5.    In the event of a high priority urgent need combined with no Entegris time scheduled within an upcoming two week window, Entegris shall be entitled to a 24 hour emergency run on the VMF 4 equipment within the following week. This right is intended only in case of emergency and it is anticipated that this set of circumstances would only come up during times of low Entegris volume on VMF 4.
2.6.    Entegris shall be entitled to propose corrections to the dedicated operating schedule for the quarter to EMD Millipore; subject to mutual agreement, the schedule of Entegris dedicated days will be revised accordingly for the remainder of the quarter.
2.7.    Detailed plans for periods of Entegris R&D VMF 4 operations will be submitted in advance to EMD Millipore. Where proposed R&D operations involve extensions of existing chemistries on UPE substrates, this pre-notification would need to be at least one week in advance and will be subject to EMD Millipore’s approval. Where proposed R&D operations involve new chemistries or new substrates, Entegris shall advise EMD Millipore of that fact and shall submit any details that EMD Millipore reasonably requests and will be subject to EMD Millipore’s approval within one month following the submission. In the event that EMD Millipore does not give its approval, it shall advise Entegris as to the reasons why the proposal was not acceptable in reasonable detail and shall consult with Entegris as to alternatives that might be acceptable.
2.8.    EMD Millipore will continue to be responsible for planning, procurement and performance of incoming QC of all standard chemicals in support of the Entegris dedicated VMF 4 operating schedule for each quarter. Any non-standard chemicals required for Entegris R&D operations will be provided by Entegris R&D.
2.9.    Entegris documentation shall govern production of all Entegris RTM'd products. With consultation support from EMD Millipore as may be required, Entegris shall also be responsible for the upgrade and updating of all Entegris documentation and for notification and training of the EMD Millipore Supervisor and Product Owner as designated by EMD Millipore.
2.10.    VMF 4 operations shall be staffed by regular EMD Millipore employees where possible and supervised /managed by qualified EMD Millipore personnel. VMF 4 operations will always be staffed by at least one employee certified in the operation of VMF 4.
2.11.    Entegris shall be responsible for UPE process development with respect to hydrophilic membranes.
2.12.    EMD Millipore shall be responsible for maintaining and repairing all VMF 4 equipment in good and efficient working order.
2.13.    EMD Millipore shall be responsible for supervision, technical direction and support during the running of standard Entegris production materials and this routine supervision and support, as well as all other services provided pursuant to this Agreement in connection with Membrane manufacture, is included within the rate structure specified in Section 7.3 of the Agreement.
2.14.    Identified Entegris contact(s) must be available 24 hours per day for technical consultation.
2.15.    EMD Millipore shall have approval authority with respect to any Entegris proposed modifications to VMF 4 equipment for Treated Flat Sheet UPE Membrane processing. EMD Millipore agrees that proposed modifications to the VMF4 equipment for any Flat Sheet UPE Membrane other than Treated Flat Sheet UPE Membrane processing that could influence the processing of Treated Flat Sheet UPE Membranes on the VMF 4 equipment shall be reviewed with Entegris and shall be subject to mutual agreement.
2.16.    Entegris may shift production of its membranes to its own hydrophilization machine (to be located at a Entegris location). Any such shifting of production shall not result in a termination of the Agreement , which may be only be terminated in accordance with its terms.

3.	Minimum Lot Size and Minimum Scrap levels for VMF 4 and Film I Production

3.1.    Entegris shall not be responsible for time & materials for unsuccessful VMF 4 campaigns > 3 rolls in duration where phobic membrane is determined not to be the cause, unless Entegris authorizes extending the run beyond three rolls - in which case Entegris will document that authorization in the form of an email or letter.
3.2.    Entegris shall not be responsible for the cost of time and materials incurred in unsuccessful VMF 4 process runs where it is demonstrated that EMD Millipore failed to adhere to the process documentation and to Entegris’ technical directions.
3.3.    Entegris shall not be responsible for the cost of time and materials incurred in unsuccessful Film 1 process runs where it is demonstrated that EMD Millipore failed to adhere to the process documentation and to Entegris’ technical directions.

4.	Charges for Machine Usage; Changes
4.1.    Entegris agrees to pay for Machine usage hereunder by paying the applicable Machine Hourly Rates specified on any annex hereto or as otherwise agreed in writing by the Parties multiplied times the Machine Usage Hours calculated in accordance with the formula specified any annex hereto or as otherwise agreed in writing by the Parties.
4.2    Changes to depreciation charges as a result of capital improvements to the Equipment will be reflected in the appropriate work center rates. EMD Millipore and Entegris each agree to inform the other of capital purchases that may affect work center rates hereunder no later than the time that purchase orders for such capital purchases are placed. In the event of a process change to either the Film 1 or VMF4 lines, EMD Millipore shall be responsible for change control management for any impact on EMD Millipore products. Likewise, Entegris would be responsible for change control management for any impact on Entegris products.

5.	Revised Responsibilities for Regulatory & HSE Compliance
5.1    Responsibilities.
Current responsibilities shall be revised to reflect current operating procedures, including: Entegris has assumed full responsibility for waste disposal in connection with waste generated by the Entegris Equipment. Millipore continues to provide spill control support to ensure prompt response to any emergency situation, however, Entegris is responsible for any follow-up actions that are required as a result of any emergency situation. VMF 4 waste treatment costs continue to be included in VMF 4 rates.
Entegris is solely responsible for the generation, control, compliance and reporting of chemical emissions resulting from its dedicated operations located at the Premises. EMD Millipore is responsible for the generation, control, compliance and reporting of chemical emissions from its operations. Where Entegris products are processed on EMD Millipore Equipment, Entegris and EMD Millipore will work together to ensure compliance with federal, state and local regulations, and conformance with EHS self certifications programs similar to ISO 14001. Furthermore, as dedicated Entegris-owned operations may have a potential impact on the surrounding community, Entegris agrees to continue to make commercially reasonable attempts to lessen the environmental impact of its operations at the Premises and to notify EMD Millipore of any chemical spills, notices of non-compliance or inspections.
5.2    Incident Response.
Entegris shall notify EMD Millipore of all spills or releases from Entegris operations in the Premises greater than the Reportable Quantity, as defined by the Commonwealth of Massachusetts and Town of Bedford, whichever is less. Entegris is responsible for timely notification and applicable follow up of regulatory agencies, as required by law or best practice. For any such spill or release, Entegris shall ensure a clean up scheme that follows all of the requirements set forth in OSHA 29 CFR 1910.120 - Hazardous Waste Operation and Emergency Response, and the Massachusetts Contingency Plan, 310 CMR 40. In the event of a spill or release from an Entegris process requiring a clean up, Millipore shall provide Entegris with clean-up services using EMD Millipore Corporation’s Emergency Response Team. In the event of a spill or release from an Entegris process requiring a clean up using EMD Millipore’s Emergency Response Team, EMD Millipore will conduct any cleanup services with the same degree of care it would use to respond to a spill or release from an EMD Millipore process and shall be compensated by Entegris at the rates set forth on any annex hereto or as otherwise agreed in writing by the Parties; provided, that Entegris will compensate EMD Millipore for at least 4 hours in the event of any such incident.
Entegris shall also compensate EMD Millipore for all reasonable and customary costs associated with engaging professional consulting services with respect to any spills or releases from Entegris operations in the Premises, as deemed appropriate by EMD Millipore’s corporate EHS department and approved by Entegris’ corporate EHS department (such approval not to be unreasonably withheld or delayed, provided that if EMD Millipore reasonably deems the need for such consulting services urgent, such as an emergency response, and cannot reach an Entegris representative in a timely manner after diligent efforts to obtain Entegris’ approval, EMD Millipore may proceed on a limited basis to address such urgent situation without Entegris’ prior approval but shall notify Entegris promptly) as a result of the aforementioned spills or releases. Entegris shall also reimburse EMD Millipore for all supplies consumed during the response event. Entegris shall be responsible for appropriate disposal of wastes associated with any clean-up.
Entegris may also contract with a third party that meets the requirements of OSHA 29 CFR 1910.120 - Hazardous Waste Operation and Emergency Response in lieu of using EMD Millipore’s Emergency Response Team.
5.3    Equipment Operability and Risk Mitigation.
Entegris shall perform an initial process hazard analysis (hazard evaluation), and proactively manage any subsequent changes, on any process or equipment (“Processes”) proposed for installation or use on Millipore managed property. The process hazard analysis shall be completed with current process safety information and be reasonable with respect to the complexity of the Processes and shall identify, evaluate, and mitigate hazards involved in the Processes. Entegris shall conduct and implement the process hazard analysis and a management of change procedure in a manner consistent with OSHA 29 CFR 1910.119 - Process Safety Management and in conjunction and consultation with EMD Millipore’s EHS staff. Entegris shall implement all reasonable corrective actions or improvements identified by the process hazard analysis in a timely manner and at its sole expense, in all cases in accordance with applicable regulatory and reasonable EMD Millipore requirements, unless such corrective actions are facility related, in which case such actions will be at the expense of Millipore to the extent not caused by Entegris. Copies of the process hazard analysis, corrective actions and implementation schedules shall be provided to EMD Millipore promptly upon availability. Furthermore, all applicable process safety information will be updated with any change to the process not considered a replacement in kind.

6.	Entegris Option to Assume Supply Chain Responsibilities
6.1.    During the Facility Term, upon six months prior notice to EMD Millipore, Entegris shall have the option to assume responsibility for planning and procurement for all raw materials used in the manufacture of UPE Membranes and Treated Other Entegris Membranes. If Entegris assumes this responsibility, Entegris shall be accountable for un-utilized machine time occurring as a result of raw material availability if Millipore cannot utilize that machine time for any alternative membranes. After the Facility Term, Entegris will have all, and Millipore will have no, responsibility for planning and procurement of any raw materials (other than with respect to VMF4) unless the parties otherwise agree in writing.
6.2.    Notwithstanding the exercise by Entegris of the option in 6.1, Entegris shall continue to be entitled to contract with EMD Millipore for incoming quality control services.

7.	Resolution of Technical Issues; Technical Support.
7.1.    It is recognized that there are some inconsistencies with respect to visual quality between “Entegris Test Specification #0008393TS“ and the EMD Millipore Purchase Specifications as in effect on the Effective Date, the Parties agree to continue discussions to resolve these inconsistencies. Entegris Test Specification #0008393TS and the EMD Millipore Purchase Specifications will be modified and harmonized by mutual agreement of the Parties so as to apply to the functional equivalent of EMD Millipore Flat Sheet UPE Membrane manufactured at the Crosby Drive Plant.
7.2.    In the event of chronic low yielding runs, Entegris can issue a corrective action request. This request would result in a inter-company meeting(s) to develop a mutually agreed upon corrective action plan within two weeks of the issuance of the request.
7.3.    EMD Millipore will support this activity with at least one mutually agreed upon representative (usually the Production Supervisor and / or the EMD Millipore Product Owner).
7.4.    In the event that this vehicle is unsuccessful in resolving the issue, the corrective action team will be supported by additional mutually agreed upon representatives with special expertise from both/either EMD Millipore and Entegris. The cost of Millipore support for this "above and beyond" technical support will be at the technical support rate established in accordance with Section 3.2 of the Agreement.

7.5.    In accordance with Section 3.2 of the Agreement if EMD Millipore provides extraordinary services or technical support to Entegris or if Entegris provides extraordinary services or technical support to EMD Millipore in each case in the circumstances referred to in Section 3.2, then the Party supplying such extraordinary services or technical support shall be compensated at the Support Services Rates provided on any annex hereto or other written agreement of the Parties. The Parties further agree that in providing any such extraordinary services or technical support to the other Party hereunder they shall use commercially reasonable efforts to assure that any such extraordinary services or technical support shall be provided in a diligent, competent and professional manner.

Exhibit D
Qualification Stages and Tests

1.    Feasibility Evaluation Stage:
Objective and Outline of Feasibility Evaluation. The objective of the Feasibility Evaluation is to permit EMD Millipore to fabricate UPDP type Crosby Membrane and UPHP type Crosby Membrane into sample EMD Millipore products so as to compare the performance of such sample EMD Millipore products with the performance of the same EMD Millipore products made from the corresponding types of EMD Millipore Flat Sheet UPE Membrane manufactured at the Premises. This is a critical evaluation in order to promptly identify and communicate to Entegris any significant performance differences between the EMD Millipore products made from the feasibility sample Crosby Membranes and the EMD Millipore products made from EMD Millipore Flat Sheet UPE Membrane manufactured at the Premises. It is agreed that the feasibility samples delivered by Entegris in accordance with Section 6.3(i) will be the first UPDP type Crosby Membrane and UPHP type Crosby Membrane that meet the Specifications. Entegris will use commercially reasonable efforts to deliver the feasibility samples to EMD Millipore by a Target date of November 15, 2013; EMD Millipore will use commercially reasonable efforts to provide Entegris with performance data yielded by the testing conducted on the feasibility samples by a Target date of thirty (30) days following receipt of the feasibility samples. The validation and qualification testing of the feasibility samples by EMD Millipore shall be conducted pursuant to protocols set forth in any annex hereto or as otherwise agreed in writing by the Parties.

2.    Operational Qualification Stage:
Objective and Outline of Operational Qualification. The objective of the Operational Qualification is to conduct a sensitivity analysis as to the performance of UPDP type Crosby Membrane and UPHP type Crosby Membrane fabricated to be at the extreme ends of the Specification range with respect to two independent criteria included in the Specifications. To that end Entegris will deliver the following operational samples with the indicated characteristics with respect to the specified Specification criteria:

(a)	Ten (10) rolls of UPDP type Crosby Membrane with thickness in the middle of the range required by the Specifications and a bubble point at the top of the range required by the Specifications;

(b)	Ten (10) rolls of UPDP type Crosby Membrane with thickness in the middle of the range required by the Specifications and a bubble point at the bottom of the range required by the Specifications;

(c)	Ten (10) rolls of UPDP type Crosby Membrane with bubble point in the middle of the range required by the Specifications and a thickness at the top of the range required by the Specifications;

(d)	Ten (10) rolls of UPDP type Crosby Membrane with bubble point in the middle of the range required by the Specifications and a thickness at the bottom of the range required by the Specifications;

(e)	Six (6) rolls of UPHP type Crosby Membrane with thickness in the middle of the range required by the Specifications and a bubble point at the top of the range required by the Specifications;

(f)	Six (6) rolls of UPHP type Crosby Membrane with thickness in the middle of the range required by the Specifications and a bubble point at the bottom of the range required by the Specifications;

(g)	Six (6) rolls of UPHP type Crosby Membrane with bubble point in the middle of the range required by the Specifications and a thickness at the top of the range required by the Specifications;

(h)	Six (6) rolls of UPHP type Crosby Membrane with bubble point in the middle of the range required by the Specifications and a thickness at the bottom of the range required by the Specifications.
The above specified numbers of the rolls of operational samples may be reduced to eliminate the quantities specified in clauses (c), (d), (g) & (h) to the extent that the machinery producing the Crosby Membrane can be shown to reliably produce a consistent thickness within Specification of the respective type of Crosby Membrane, and after review and approval by EMD Millipore, which approval shall not be unreasonably withheld or delayed. As provided in Section 6.3(ii) above, the first four rolls of each of the configurations of operational samples specified in clauses (a) through

(h) above shall be free of charge; the remaining operational samples shall be purchased by EMD Millipore in accordance with Section 6.3(ii).

Entegris will use commercially reasonable efforts to deliver the operational samples to EMD Millipore by a Target date of February 18, 2014; EMD Millipore will use commercially reasonable efforts to provide Entegris with performance data yielded by the testing conducted on the operational samples by a Target date of five (5) months following receipt of the final operational samples. The validation and qualification testing of the operational samples by EMD Millipore shall be conducted pursuant to protocols set forth in any annex hereto or as otherwise agreed in writing by the Parties

3.    Performance Qualification Stage:
Objective and Outline of Performance Qualification. The objective of the Performance Qualification is to conduct a final performance evaluation of performance qualification samples of UPDP type Crosby Membrane and UPHP type Crosby Membrane fabricated to have both bubble point and thickness in the middle of the range required by the Specifications. It is expected that these performance qualification samples will be confirmed as meeting the Specifications and will be accepted as finished product to replace EMD Millipore Flat Sheet UPE Membrane manufactured at the Premises. The validation and qualification testing of the performance qualification samples by EMD Millipore shall be conducted pursuant to protocols set forth in any annex hereto or as otherwise agreed in writing by the Parties. Entegris shall use commercially reasonable efforts to deliver the performance qualification samples for purchase by EMD Millipore in three lots each comprised of twelve (12) rolls of UPDP type Crosby Membrane and six (6) rolls of UPHP type Crosby Membrane by a Target date of July 1, 2014.

Entegris shall use commercially reasonable efforts to deliver to EMD Millipore a written performance qualification report by a Target date of four (4) weeks after delivery of the performance qualification samples identifying the lots of performance qualification samples delivered.

EMD Millipore will use commercially reasonable efforts to provide Entegris with confirmation that the above performance qualification samples are accepted as finished product meeting the Specifications to replace EMD Millipore Flat Sheet UPE Membrane manufactured at the Premises by a Target date of fifteen (15) months following receipt of the third lot of performance qualification samples.

Attachment 1
List of EMD Millipore Equipment

Item#    Description    Current Location    Quantity
1.    Slurry Mix Stations; Control Modules 1-3    Bldg C -105    3
2.    Film 1 Annealing Line    Bldg. C-123    1
3.    VMF 4 Line (chemical modification)    Bldg. C-124    1
4.    Testing: Flow, Wet Time, Stability    Bldg.C-124    various
5.     Monomer Chemical Mixing Stations 4-6    Bldg. C-105    3

Attachment 2
List of Entegris Equipment

Item#    Description    Current Location    Quantity
1.    Slurry Mixing Vessels    Bldg C - Mix Room    2
2.    Extrusion Line & support
equipment (cranes, vents etc.)    Bldg D - 101    1
3.    NZE Extractors & support
equipment (scales, vents etc.)     Bldg C - 103    2
4.    Release/Testing Equipment
(porosimeter, flow stands,
VBP stands, digital dimension
equipment)    Bldg D-101    1
5.    Monomer Chemical Mixing
Vessel (for philic Flat Sheet
UPE Membranes)    Bldg C-Mix Room    1
6.    MSR Batch Extractors &
support equipment (cranes,
LS-15, etc.)    Bldg D-101    3
7.    Release/Testing Equipment
(flow stands, VBP stands, digital
dimension equipment)     Bldg F-Cell 5    1
8.    CUPE Mix/recirculation
Pumps    Bldg C-Mix Room    2
9.    NZE Chiller Loop (~100 Tons)    Bldg C-Roof    1

10.    Oil Mist Collector (and duct/hood)    Bldg D-101    1
11.    7 Ton Edwards Chiller    Bldg D-outside    1
12.    Tiyoda-Serec Extractor    Bldg F-Cell 5    1
13.    Tiyoda-Serec Ext 42 Ton Chiller    Bldg C-roof    1